SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

WORTHINGTON INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

___________________________________________________________________________________

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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August 23, 2006

200 Old Wilson Bridge Road
Columbus, OH 43085
Dear Fellow Shareholders:
     The 2006 Annual Meeting of Shareholders of Worthington Industries, Inc. (the “Company”) will be held on Wednesday, September 27, 2006, at Worthington Industries Headquarters, 200 Old Wilson Bridge Road, Columbus, Ohio 43085, beginning at 2:00 p.m., Eastern Daylight Time, for the following purposes:
     (1) To elect four directors, each to serve for a term of three years;
     (2) To approve the Worthington Industries, Inc. 2006 Equity Incentive Plan for Non-Employee Directors;
     (3) To ratify the selection of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending May 31, 2007; and
     (4) To transact any other business which properly comes before the Annual Meeting or any adjournment.
     Only shareholders of record at the close of business on August 1, 2006, the record date, are entitled to receive notice of, and to vote at, the Annual Meeting.
     Please read the enclosed Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement carefully. Whether or not you plan to attend the Annual Meeting, I urge you to participate by completing, signing, dating, and returning your proxy card in the enclosed envelope. The prompt return of your proxy card will help ensure that as many Common Shares as possible are represented at the Annual Meeting. Alternatively, registered shareholders may transmit voting instructions for their Common Shares electronically through the Internet or by telephone by following the simple instructions on the proxy card. For those shareholders unable to attend the Annual Meeting, a live audio webcast will be available via Internet link at www.worthingtonindustries.com.
     Your continuing interest in our Company is greatly appreciated and, on behalf of the Board of Directors and management, I look forward to personally greeting those shareholders able to attend the Annual Meeting.

Sincerely,

/s/ John P. McConnell

JOHN P. McCONNELL
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On Wednesday, September 27, 2006
     NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Shareholders of Worthington Industries, Inc. (the “Company”) will be held at 2:00 p.m., Eastern Daylight Time, on Wednesday, September 27, 2006, at Worthington Industries Headquarters located at 200 Old Wilson Bridge Road, Columbus, Ohio 43085. For those shareholders unable to attend in person, a live audio webcast will be available via Internet link at www.worthingtonindustries.com. The Annual Meeting is being held for the following purposes:
     (1) To elect four directors, each to serve for a term of three years;
     (2) To approve the Worthington Industries, Inc. 2006 Equity Incentive Plan for Non-Employee Directors;
     (3) To ratify the selection of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending May 31, 2007; and
     (4) To transact any other business which properly comes before the Annual Meeting or any adjournment.
     Only shareholders of record, as shown by the transfer books of the Company, at the close of business on August 1, 2006, are entitled to receive notice of, and to vote at, the Annual Meeting. A copy of the Company’s 2006 Annual Report accompanies this notice.
     Please use this opportunity to take part in the affairs of the Company by voting on the business to come before the Annual Meeting. WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ALTERNATIVELY, REFER TO THE INSTRUCTIONS ON THE PROXY CARD TO TRANSMIT YOUR VOTING INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. Returning the proxy card or transmitting your voting instructions electronically does not deprive you of your right to attend the Annual Meeting and to vote your Common Shares in person in respect of the matters to be acted upon at the Annual Meeting.

By Order of the Board of Directors,

/s/ Dale T. Brinkman

Dale T. Brinkman
Secretary
August 23, 2006

WORTHINGTON INDUSTRIES, INC.
200 Old Wilson Bridge Road
Columbus, Ohio 43085
(614) 438-3210
PROXY STATEMENT
GENERAL INFORMATION
     This Proxy Statement, along with the enclosed proxy card, are being furnished to shareholders of Worthington Industries, Inc. (the “Company”) in connection with the solicitation of proxies, on behalf of the Board of Directors (the “Board”), for use at the Annual Meeting of Shareholders to be held on Wednesday, September 27, 2006 (the “Annual Meeting”), or any adjournment. The Annual Meeting will be held at 2:00 p.m., Eastern Daylight Time, at Worthington Industries Headquarters located at 200 Old Wilson Bridge Road, Columbus, Ohio 43085. Only shareholders of record at the close of business on August 1, 2006 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting. The Company is first sending or delivering this Proxy Statement and the accompanying proxy card to those shareholders on or about August 23, 2006. The total number of issued and outstanding Common Shares on the Record Date entitled to vote at the Annual Meeting was 88,807,354. Each shareholder is entitled to one vote for each Common Share held, and there are no cumulative voting rights in the election of directors.
     As used herein, the term “Company” means Worthington Industries, Inc. or, where appropriate, Worthington Industries, Inc. and its subsidiaries. The term “Common Shares” means the Company’s common shares, without par value.
     To ensure your Common Shares will be voted at the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, shareholders may transmit voting instructions electronically via the Internet or by using the toll-free telephone number listed on the proxy card. The deadline for transmitting voting instructions electronically via the Internet or telephonically is 11:59 p.m., Eastern Daylight Time, on September 26, 2006. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ voting instructions have been properly recorded. Shareholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that they will bear.
     Those Common Shares represented by properly executed proxy cards or properly authenticated voting instructions recorded electronically via the Internet or by telephone, that are received prior to the Annual Meeting and not revoked, will be voted as directed by the shareholder. The Common Shares represented by all valid forms of proxy received prior to the Annual Meeting which do not specify how the Common Shares should be voted will be voted as recommended by the Board, except in the case of broker non-votes, where applicable, as follows: (i) FOR the election of each of the four nominees of the Board listed below under the caption “PROPOSAL 1: ELECTION OF DIRECTORS;” (ii) FOR the approval of the Worthington Industries, Inc. 2006 Equity Incentive Plan for Non-Employee Directors described below under the caption “PROPOSAL 2: APPROVAL OF THE WORTHINGTON INDUSTRIES, INC. 2006 EQUITY INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS;” and (iii) FOR the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2007, described below under the caption “PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.” No appraisal rights exist for any action proposed to be taken at the Annual Meeting.

     Proxies will be solicited by mail and may be further solicited by additional mailings, personal contact, telephone, electronic mail, facsimile or telegraph by directors, officers and employees of the Company, none of whom will receive additional compensation for such solicitation activities. In addition, the Company has retained Morrow & Company, Inc. to aid in the solicitation of proxies with respect to Common Shares held by broker/dealers, financial institutions and other custodians, fiduciaries and nominees, for a fee of approximately $2,000 plus out-of-pocket expenses. The Company will reimburse its transfer agent, National City Bank, as well as broker/dealers, financial institutions and other custodians, fiduciaries and nominees, who are record holders of Common Shares not beneficially owned by them, for their reasonable costs in forwarding proxy materials to, and obtaining proxies from, the beneficial owners of the Common Shares entitled to vote at the Annual Meeting. The Company will bear the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and any other related materials, as well as all other costs incurred in connection with the solicitation of proxies on behalf of the Board, other than the Internet access fees and telephone service fees described above.
     If you hold your Common Shares in “street name” with a broker/dealer, financial institution or other holder of record, you may be eligible to appoint your proxy electronically via the Internet or telephonically, but are urged to carefully review the information provided to you by the holder of record. This information will describe the procedures to be followed in instructing the holder of record how to vote the “street name” Common Shares and how to revoke previously-given instructions. If you hold your Common Shares in “street name” and do not provide voting instructions to your broker/dealer, within the required time frame before the Annual Meeting, your broker/dealer will have the discretion to vote your Common Shares on matters that the New York Stock Exchange (“NYSE”) has determined are routine such as the uncontested election of directors and the ratification of the selection of the Company’s independent registered public accounting firm. Your broker/dealer cannot, however, vote your Common Shares in respect of the proposal to approve the Worthington Industries, Inc. 2006 Equity Incentive Plan for Non-Employee Directors without instructions from you.
     You may revoke your proxy at any time before it is actually voted at the Annual Meeting by giving written notice of revocation to the Secretary of the Company, by accessing the Internet site or using the toll-free number stated on the proxy card and electing revocation as instructed or, if you are a registered shareholder, by attending the Annual Meeting and giving notice of revocation in person. You may also change your vote by choosing one of the following options: executing and returning to the Company a later-dated proxy card; voting in person at the Annual Meeting (but only if you are the registered shareholder); submitting a later-dated electronic vote through the Internet site; or voting by telephone using the toll-free telephone number stated on the proxy card at a later date. Attending the Annual Meeting will not, in and of itself, constitute revocation of a previously-appointed proxy.
     The results of shareholder voting for the Annual Meeting will be tabulated by the inspectors of election appointed by the Board for the Annual Meeting. Common Shares represented by properly-executed proxies returned to the Company prior to the Annual Meeting or represented by properly-authenticated electronic votes recorded through the Internet or by telephone will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain,” “Against,” “For,” “For All Nominees,” “Withheld From All Nominees,” “For All Nominees Except the Individual(s) Named on the Line Above,” or not at all. “Broker non-votes” are Common Shares held of record by broker/dealers which are present in person or by proxy at the Annual Meeting, but which are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker/dealer does not have discretionary voting authority. Broker non-votes are counted toward the establishment of a quorum.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table furnishes information regarding the number and percentage of outstanding Common Shares beneficially owned by: (a) each current director of the Company; (b) each of the nominees of the Board for election as a director of the Company; (c) each individual named in the Summary Compensation Table; (d) all current directors and executive officers of the Company as a group; and (e) each person known by the Company to own beneficially more than five percent of the outstanding Common Shares, in each case as of the Record Date (except as otherwise noted). The address of each of the current executive officers and directors of the Company is c/o Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085.

Amount and Nature of Beneficial
Ownership(1)

	Number of Common Shares Presently Held
	and Which Can Be Acquired upon Exercise of
	Options Currently Exercisable or Which Will
	First Become Exercisable within 60 Days and
	Theoretical Common Shares Credited to		Percent of
	Accounts in the Company’s Deferred		Outstanding
Name of Beneficial Owner	Compensation Plans		Common Shares (2)
John B. Blystone	20,130	(3)	*
John S. Christie (4)	388,094	(5)	*
William S. Dietrich, II	22,000	(6)	*
Michael J. Endres	103,207	(7)	*
Joe W. Harden (4)	70,351	(8)	*
Peter Karmanos, Jr.	97,926	(9)	*
John R. Kasich	32,023	(10)	*
John P. McConnell (4)	2,503,559	(11)	2.8%
Carl A. Nelson, Jr.	10,000	(12)	*
Edmund L. Ponko, Jr. (4)	123,072	(13)	*
Sidney A. Ribeau	20,460	(14)	*
Mary Schiavo	24,011	(15)	*
George P. Stoe (4)	55,175	(16)	*
All Current Directors and Executive Officers as a Group (19 people)	4,159,278	(17)	4.5%
John H. McConnell 200 Old Wilson Bridge Road Columbus, OH 43085	14,058,582	(18)	15.8%
Snow Capital Management, L.P. 2100 Georgetowne Drive Suite 400 Sewickley, PA 15143	5,905,125	(19)	6.6%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	5,341,600	(20)	6.0%

*	less than 1%

(1)	Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed Common Shares or shares such power with his or her spouse.

(2)	The “Percent of Outstanding Common Shares” is based on the sum of (a) 88,807,354 Common Shares outstanding on the Record Date; and (b) the number of Common Shares as to which the named person or group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or which will first become exercisable within 60 days after August 1, 2006 (collectively, “Currently Exercisable Options”). The theoretical Common Shares credited to the accounts of executive officers of the Company participating in the Worthington Industries, Inc. 2005 Non-Qualified Deferred Compensation Plan, as amended, and the Worthington Industries, Inc. Non-Qualified Deferred Compensation Plan, effective March 1, 2000 (collectively, the “Employee Deferral Plans”) or of directors of the Company participating in the Worthington Industries, Inc. 2005 Deferred Compensation Plan for Directors and the Worthington Industries, Inc. Deferred Compensation Plan for Directors, as

Amended and Restated, effective June 1, 2000 (collectively, the “Director Deferral Plans”) are not included in the calculation of the “Percent of Outstanding Common Shares” figures in the table.

(3)	Includes 10,000 Common Shares subject to Currently Exercisable Options.

(4)	Individual named in the Summary Compensation Table.

(5)	Includes 352,500 Common Shares subject to Currently Exercisable Options. Also includes 2,908 theoretical Common Shares credited to the accounts of Mr. Christie in the Employee Deferral Plans, the terms of which are described more fully in note (17) below.

(6)	Includes 12,000 Common Shares subject to Currently Exercisable Options.

(7)	Includes 20,000 Common Shares subject to Currently Exercisable Options. Also includes 10,000 Common Shares held by Mr. Endres’ wife, who has sole voting and investment power as to the 10,000 Common Shares. Beneficial ownership of these 10,000 Common Shares is disclaimed by Mr. Endres. Also includes 21,107 theoretical Common Shares credited to the accounts of Mr. Endres in the Director Deferral Plans, the terms of which are described more fully in note (17) below.

(8)	Includes 60,000 Common Shares subject to Currently Exercisable Options. Also includes 7,133 Common Shares held by Mr. Harden’s wife, who has sole voting and investment power as to the 7,133 Common Shares. Beneficial ownership of these 7,133 Common Shares is disclaimed by Mr. Harden.

(9)	Includes 20,000 Common Shares subject to Currently Exercisable Options. Also includes 50,000 Common Shares held by Mr. Karmanos as trustee for a living trust. Also includes 27,926 theoretical Common Shares credited to the accounts of Mr. Karmanos in the Director Deferral Plans, the terms of which are described more fully in note (17) below.

(10)	Includes 20,000 Common Shares subject to Currently Exercisable Options. Also includes 12,023 theoretical Common Shares credited to the accounts of Mr. Kasich in the Director Deferral Plans, the terms of which are described more fully in note (17) below.

(11)	Includes 777,000 Common Shares subject to Currently Exercisable Options and 61,262 Common Shares held by John P. McConnell as custodian for his children. Also includes 554 Common Shares held by Mr. McConnell’s wife as custodian for her son. Mrs. McConnell has sole voting and investment power as to the 554 Common Shares. Beneficial ownership of these 554 Common Shares is disclaimed by Mr. McConnell. Includes 118,000 Common Shares held by The McConnell Family Trust of which Mr. McConnell is co-trustee and has sole voting and investment power. Also includes 511,750 Common Shares held in the estate of Margaret R. McConnell, John P. McConnell’s mother and John H. McConnell’s wife. John P. McConnell is the executor of the estate and, in that capacity, has sole voting and investment power as to the 511,750 Common Shares. Also includes 130,000 Common Shares held in The McConnell Educational Foundation for the benefit of third parties, of which John P. McConnell is one of the five directors and shares voting and investment power. Beneficial ownership of these 130,000 Common Shares is disclaimed by John P. McConnell. Does not include 2,428,312 Common Shares (2.7% of the Common Shares outstanding) held by an independent trustee in trust for the benefit of John P. McConnell and his sister, John H. McConnell’s adult daughter, over which Common Shares the independent trustee has voting power and investment power. Beneficial ownership of these 2,428,312 Common Shares is disclaimed by John P. McConnell. John P. McConnell is the son of John H. McConnell.

(12)	Includes 9,000 Common Shares subject to Currently Exercisable Options.

(13)	Includes 112,000 Common Shares subject to Currently Exercisable Options. Also includes 11,072 theoretical Common Shares credited to the accounts of Mr. Ponko in the Employee Deferral Plans, the terms of which are described more fully in note (17) below.

(14)	Includes 16,000 Common Shares subject to Currently Exercisable Options. Also includes 460 theoretical Common Shares credited to the accounts of Mr. Ribeau in the Director Deferral Plans, the terms of which are described more fully in note (17) below.

(15)	Includes 20,000 Common Shares subject to Currently Exercisable Options.

(16)	Includes 48,000 Common Shares subject to Currently Exercisable Options. Also includes 5,765 theoretical Common Shares credited to the accounts of Mr. Stoe in the Employee Deferral Plans, the terms of which are described more fully in note (17) below.

(17)	The number of Common Shares shown as beneficially owned by the Company’s current directors and executive officers as a group includes 2,022,700 Common Shares subject to Currently Exercisable Options granted to them under the 1990 Stock Option Plan, the 1997 Long-Term Incentive Plan, the 2000 Stock Option Plan for Non-Employee Directors, and the 2003 Stock Option Plan. Such number also includes an aggregate of 83,458 theoretical Common Shares credited to the respective accounts of the Company’s directors and executive officers in the Director Deferral Plans and the Employee Deferral Plans (collectively, the “Deferral Plans”). Under the terms of the Deferral Plans, participants do not beneficially own, nor do they have voting or investment power with respect to, theoretical Common Shares held in accounts under the respective Deferral Plans, and payouts are made in cash. See “PROPOSAL 1: ELECTION OF DIRECTORS — Compensation of Directors — Director Deferral Plans” for further information concerning the Director Deferral Plans and “EXECUTIVE COMPENSATION — Employee Deferral Plans” for further information concerning the Employee Deferral Plans.

(18)	These 14,058,582 Common Shares include 12,415,982 Common Shares held of record by JDEL, Inc. (“JDEL”), a Delaware corporation. The directors of JDEL have given John H. McConnell sole voting and investment power with respect to these Common Shares. JDEL is a wholly-owned subsidiary of JMAC, Inc. (“JMAC”), a private investment company substantially owned, directly or indirectly, by John H. McConnell, John P. McConnell and a family partnership of John H. McConnell, John P. McConnell and their families (collectively, the “McConnell Family”). See “TRANSACTIONS WITH CERTAIN RELATED PARTIES.” The table does not include 2,428,312 Common Shares (2.7% of the Common Shares outstanding) held by an independent trustee in trust for the benefit of Mr. McConnell’s adult daughter and his son, John P. McConnell, over which Common Shares the independent trustee has voting and investment power. John H. McConnell has the right to change the trustee. Beneficial ownership of these 2,428,312 Common Shares is disclaimed by John H. McConnell.

(19)	In a Form 13F Holdings Report, filed by Snow Capital Management, L.P. (“Snow”), a registered investment adviser, with the SEC on August 11, 2006, Snow reported that as of June 30, 2006, it had sole investment discretion and sole voting authority as to 5,905,125 Common Shares. Snow disclaimed beneficial ownership of the reported Common Shares.

(20)	In a Schedule 13G amendment, dated February 6, 2006 and filed with the Securities and Exchange Commission (the “SEC”), on February 10, 2006, Capital Research and Management Company (“Capital”) reported that it was deemed to be the beneficial owner of 5,341,600 Common Shares as of December 31, 2005, as a result of acting as investment adviser to various registered investment companies. Capital, a registered investment adviser, reported that it had sole investment power over 5,341,600 Common Shares and sole voting power over 3,639,800 Common Shares. Capital disclaimed beneficial ownership of the reported Common Shares.

PROPOSAL 1: ELECTION OF DIRECTORS
     There are currently ten individuals serving as members of the Board: four in the class whose terms expire at the 2006 Annual Meeting, three in the class whose terms expire at the Annual Meeting of Shareholders in 2007, and three in the class whose terms expire at the Annual Meeting of Shareholders in 2008. The Board has reviewed, considered and discussed each director’s relationships, either directly or indirectly, with the Company and its subsidiaries, including those listed under “TRANSACTIONS WITH CERTAIN RELATED PARTIES,” and the compensation each director receives, directly or indirectly, from the Company and its subsidiaries in order to determine whether such director meets the independence requirements of the applicable sections of the NYSE Listed Company Manual (the “NYSE Rules”) and the applicable rules and regulations of the SEC (the “SEC Rules”). The Board has determined that eight of the ten directors qualify as independent under the NYSE Rules and guidelines set by the Board and described below under “Independence of Directors:” John B. Blystone, William S. Dietrich, II, Michael J. Endres, Peter Karmanos, Jr., John R. Kasich, Carl A. Nelson, Jr., Sidney A. Ribeau and Mary Schiavo. John S. Christie and John P. McConnell, who currently serve as executive officers of the Company, do not qualify as independent under NYSE Rules.
     Pursuant to the Worthington Industries, Inc. Board of Directors Corporate Governance Guidelines adopted by the Board (the “Corporate Governance Guidelines”), a copy of which is available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site located at www.worthingtonindustries.com, a director is determined to be independent if he or she is independent of management and has no material relationship with the Company either directly or as a partner, shareholder or officer of an organization that has such a relationship with the Company, as affirmatively determined by the Board. The Board will observe any additional criteria for independence established by NYSE or other governing laws and regulations.
     The Board has designated John B. Blystone, William S. Dietrich, II, Carl A. Nelson, Jr. and Sidney A. Ribeau, as nominees for re-election as directors of the Company at the Annual Meeting. Each individual was recommended by the Nominating and Governance Committee. Messrs. Blystone, Dietrich, Nelson and Ribeau are currently serving as directors of the Company for terms that expire at the upcoming Annual Meeting, and each has served continuously as a director of the Company since 1997, 1996, 2004, and 2000, respectively.
     Upon recommendation by the Nominating and Governance Committee, Carl A. Nelson, Jr. was elected by the Board as a director on November 18, 2004. Mr. Nelson had been recommended by Peter Karmanos, Jr., as Chair of the Nominating and Governance Committee, along with John S. Christie (the President and Chief Financial Officer and a director of the Company), Michael J. Endres (a director of the Company) and John P. McConnell (the Chairman of the Board and Chief Executive Officer of the Company).
     Each individual elected as a director at the Annual Meeting will hold office for a three-year term, expiring at the 2009 Annual Meeting of Shareholders, or until the earlier of (a) his successor being duly elected and qualified, or (b) his death, resignation or removal from office. The individuals named as proxies in the form of proxy solicited by the Board intend to vote the Common Shares represented by the proxies received under this solicitation for the Board’s nominees, unless otherwise instructed on the form of proxy. If any nominee who would otherwise receive the requisite number of votes becomes unable or unwilling to serve as a candidate for election as a director, the individuals designated to vote the proxies reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board, upon recommendation by the Nominating and Governance Committee. The Board has no reason to believe that any of the nominees of the Board will be unavailable or unable to serve as a director of the Company if elected.
     The following information, as of August 1, 2006, concerning the age, principal occupation, other affiliations and business experience of each director during the last five years has been furnished to the Company by such director. Except where indicated, each director has had the same principal occupation for the last five years. John P. McConnell is the son of John H. McConnell, the Company’s founder, who beneficially owns more than 5% of the Company’s outstanding Common Shares. There are no family relationships among any of the current directors and executive officers of the Company.

Nominees Standing for Re-Election to the Board of Directors
John B. Blystone
     John B. Blystone, age 53, has served continuously as a director of the Company since 1997, is Chair of the Compensation and Stock Option Committee, and is a member of the Executive Committee. Mr. Blystone served as Chairman, President and Chief Executive Officer of SPX Corporation, a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services, and service solutions, for more than five years prior to December 2004, when he retired.
William S. Dietrich, II
     William S. Dietrich, II, age 68, has served continuously as a director of the Company since 1996. Mr. Dietrich served as Chairman of Dietrich Industries, Inc., a subsidiary of the Company, for more than five years prior to May 2003, when he retired.
Carl A. Nelson, Jr.
     Carl A. Nelson, Jr., age 61, has served continuously as a director of the Company since 2004, and is Chair of the Audit Committee. Mr. Nelson has served as an independent business consultant since March 2002, when he retired as a partner from Arthur Andersen, LLP after 31 years of service. Mr. Nelson served as Managing Partner of the Arthur Andersen Columbus, Ohio, office from 1994 until his retirement, and was the leader of the firm’s consulting services for the products industry in the United States. Mr. Nelson is also a director of Dominion Homes, Inc. and serves as Chair of its Audit Committee.
Sidney A. Ribeau
     Sidney A. Ribeau, age 58, has served continuously as a director of the Company since 2000, and is a member of the Audit Committee and the Nominating and Governance Committee. Mr. Ribeau has served as President of Bowling Green State University for more than five years. Mr. Ribeau serves as a director of The Andersons, Inc. and Convergys Corporation. Mr. Ribeau serves as a member of the Compensation Committee and Governance/Nominating Committee for The Andersons, Inc.; and as a member of the Audit Committee and Finance Committee for Convergys Corporation.
Directors Whose Terms Continue Until the 2007 Annual Meeting
John R. Kasich
     John R. Kasich, age 54, has served continuously as a director of the Company since 2001 and is a member of the Compensation and Stock Option Committee and the Nominating and Governance Committee. Mr. Kasich has been Managing Director of the Investment Banking Group of Lehman Brothers Holdings Incorporated, in Columbus, Ohio, since January 2001. For more than five years prior to that time, Mr. Kasich was a member of the U. S. House of Representatives. Mr. Kasich is the host of “Heartland” on the Fox News Channel. Mr. Kasich is also a director of Invacare Corporation and serves as Chair of its Nominating Committee.
John P. McConnell
     John P. McConnell, 52, has served continuously as the Company’s Chief Executive Officer since June 1993, as a director of the Company continuously since 1990, and as Chairman of the Board of the Company since September 1996. Mr. McConnell also serves as the Chair of the Executive Committee. Mr. McConnell is also a director of Alltel Corporation and serves as Chair of its Compensation Committee and as a member of its Audit Committee.

Mary Schiavo
     Mary Schiavo, age 50, has served continuously as a director of the Company since 1998 and is a member of the Audit Committee and the Nominating and Governance Committee. Ms. Schiavo has been a partner in the law firm of Motley Rice LLC, Mount Pleasant, South Carolina, since October 2003. From 2002 to October 2003, Ms. Schiavo was an attorney with Baum, Hedlund, Aristei, Guilford & Schiavo, P.C., a law firm in Los Angeles, California. From 1997 to 2002, Ms. Schiavo served as a professor at The Ohio State University and as a consultant for NBC News. Ms. Schiavo served as Inspector General for the U. S. Department of Transportation from 1991 to 1997.
Directors Whose Terms Continue Until the 2008 Annual Meeting
John S. Christie
     John S. Christie, age 56, has served continuously as a director of the Company since 1999 and as President and Chief Financial Officer of the Company since January 2004. He served as interim Chief Financial Officer of the Company from September 2003 until he became Chief Financial Officer in January 2004. He also served as President and Chief Operating Officer of the Company from June 1999 until September 2003.
Michael J. Endres
     Michael J. Endres, age 58, has served continuously as a director of the Company since 1999 and is a member of the Executive Committee, the Audit Committee, and the Compensation and Stock Option Committee. Mr. Endres is a partner in Stonehenge Financial Holdings, Inc., a private equity investment firm he co-founded in August 1999. Mr. Endres also serves as a director of Huntington Bancshares Incorporated, ProCentury Corporation and Tim Hortons, Inc. Mr. Endres serves as a member of the Executive Committee and the Risk Committee for Huntington Bancshares Incorporated; as a member of the Compensation Committee and the Executive Committee for ProCentury Corporation; and as a member of the Audit Committee for Tim Hortons, Inc.
Peter Karmanos, Jr.
     Peter Karmanos, Jr., age 63, has served continuously as a director of the Company since 1997, is Chair of the Nominating and Governance Committee, and is a member of the Executive Committee and the Compensation and Stock Option Committee. Mr. Karmanos has held the position of Chairman of the Board, Chief Executive Officer and Co-Founder of Compuware Corporation, a software development company, for more than five years. Mr. Karmanos also serves as a director of Compuware Corporation and Taubman Centers, Inc. Mr. Karmanos serves as a member of the Audit Committee for Taubman Centers, Inc.
Recommendation and Vote
     Under Ohio law and the Company’s Code of Regulations, the four nominees for election to the Board receiving the greatest number of votes FOR election will be elected as directors of the Company.
     Common Shares represented by properly-executed, returned proxy cards or properly-authenticated electronic voting instructions recorded through the Internet or by telephone will be voted FOR the election of the Board’s nominees, unless authority to vote for one or more of the nominees is withheld. Common Shares as to which the authority to vote is withheld will not be counted toward the election of directors or the election of the individual nominees specified on the form of proxy. Proxies may not be voted for more than four nominees.
The Company’s Board Recommends That Shareholders Vote For the Election of All of the Nominees Named Above.
Communications with the Board
     The Board believes it is important for shareholders and other interested parties to have a process by which to send communications to the Board and its individual members. Accordingly, shareholders and other interested parties who wish to communicate with the Board, the non-management directors as a group, or a particular director may do so by addressing such correspondence to the name(s) of the specific director(s) or to the “Board of Directors” as a whole, and sending it in care of the Company, to the Company’s executive offices at 200 Old Wilson Bridge Road, Columbus, Ohio 43085. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder/Interested Party — Non-Management Director Communication,” “Shareholder/Interested Party — Board Communication,” or “Shareholder/Interested Party — Director Communication,” as appropriate. All such letters must identify the author as a shareholder or other interested party (identifying such interest) and clearly indicate whether the communication is directed to all members of the Board, to the non-management directors as a group or to a certain specified individual director(s). Copies of all such letters will be circulated to the appropriate director(s). Correspondence marked “personal and confidential” will be delivered to the intended recipient without opening. There is no screening process in respect of communications from shareholders or other interested parties. This process for forwarding communications to the appropriate Board member(s) has been approved by our independent directors.
     Questions, complaints and concerns may also be submitted to our directors by telephone through our Business Ethics Help Line by calling 877-263-9893 inside the United States and 770-613-6395 outside the United States.
Meetings of the Board and Attendance at Annual Meetings of Shareholders
     The Board held four meetings during the fiscal year ended May 31, 2006 (“Fiscal 2006”), including regularly scheduled and special meetings. Each incumbent director, with the exception of Mr. Karmanos, attended at least 75% of the aggregate of (a) the total number of meetings held by the Board during the period he or she served as a director, and (b) the total number of meetings held by all committees of the Board on which such director served during the period he or she served.
     In accordance with the Company’s Corporate Governance Guidelines and applicable NYSE Rules, non-management directors of the Company meet (without management present) at regularly scheduled executive sessions at least twice per year and at such other times as the directors deem necessary or appropriate. The non-management directors may select who will lead the executive sessions and, absent selection, the non-management director who is a member of the Executive Committee with the most seniority presides at the executive sessions of the non-management directors. The non-management directors met in executive session after each of the four regularly scheduled Board meetings held in Fiscal 2006. The non-management directors all qualify as independent directors of the Company.
     Historically, the Company has not required attendance by the members of the Board at annual meetings of the shareholders since there had been no Board meeting scheduled at that time. Directors and nominees who were in Columbus at the time of the Company’s Annual Meeting were encouraged to attend. Four of the ten incumbent directors attended the Company’s 2005 Annual Meeting of Shareholders held on September 29, 2005. The Board has recently changed the schedule for its quarterly meetings so that those quarterly meetings fall in March, June, September, and December. It is anticipated that the September meeting will occur on or about the date of the Annual Meeting, and directors are encouraged to attend the Annual Meeting.
Independence of Directors
     The Board has been advised of the nature and extent of any personal and business relationships between the Company and John B. Blystone, William S. Dietrich, II, Michael J. Endres, Peter Karmanos, Jr., John R. Kasich, Carl A. Nelson, Jr., Sidney A. Ribeau or Mary Schiavo, individually (the “Independent Directors”), or any entities for which an Independent Director is a partner, officer, employee or shareholder. The Board has reviewed such relationships, including those listed under “TRANSACTIONS WITH CERTAIN RELATED PARTIES”, and has affirmatively determined that, in the judgment of the Board, none of the Independent Directors has any relationship to the Company, either directly or indirectly, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship, which: (a) may interfere with his or her independence from management and the Company or the exercise of his or her independent judgment; (b) would be a “material relationship” with the Company so as to disqualify such director from being independent under applicable NYSE Rules; or (c) would impair his or her independence under the guidelines discussed below.

     Under guidelines adopted by the Board, barring any unusual circumstances, a director’s independence would not be impaired if: (a) the director is an executive officer or an employee (or his or her immediate family member is an executive officer) of a company that makes payments to, or receives payments from, the Company and its subsidiaries for property or services performed in the ordinary course of business in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of the Company’s or such other company’s consolidated gross revenues; or (b) the Company and its subsidiaries makes contributions to a charitable organization for which the director (or his or her immediate family member) serves as an executive officer if the contributions, in any single fiscal year, do not exceed the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.
     The Board determined that Mr. Dietrich qualified as an Independent Director effective as of June 1, 2006 as he retired from his employment with the Company three years prior to that date.
Committees of the Board
     The Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation and Stock Option Committee, and the Nominating and Governance Committee. The charter for each committee has been reviewed and approved by the Company’s Board and is available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site located at www.worthingtonindustries.com. These documents are also available in print, without charge, by writing to the Investor Relations Department of the Company at Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Allison M. Sanders, Director of Investor Relations.
Committees of the Board

			Compensation and	Nominating and
	Executive	Audit	Stock Option	Governance
John B. Blystone*	x		Chair
John S. Christie
William S. Dietrich, II*
Michael J. Endres*	x	Ä	x
Peter Karmanos, Jr.*	x		x	Chair
John R. Kasich*			x	x
John P. McConnell	Chair
Carl A. Nelson, Jr.*		Chair Ä
Sidney A. Ribeau*		x		x
Mary Schiavo*		x		x

*	Independent director under NYSE Rules

Ä	Audit Committee Financial Expert
     Executive Committee
     The Executive Committee acts in place of and on behalf of the Board during times when the Board is not in session. The Executive Committee may exercise, to the fullest extent permitted by law and not delegated to another committee of the Board, all of the powers and authority granted to the Board other than the authority to fill vacancies on the Board or on any committee of the Board.
     Audit Committee
     The Board has determined that each member of the Audit Committee qualifies as an independent director under the applicable NYSE Rules and under SEC Rule 10A-3. The Board believes each member of the Audit Committee is qualified to discharge his or her duties on behalf of the Company and satisfies the financial literacy requirement of the NYSE Rules. The Board has also determined that each of Messrs. Nelson and Endres qualifies as an “audit committee financial expert” as that term is defined in Item 401(h)(2) of SEC Regulation S-K by virtue of his experience described on pages 7 and 8, respectively. No member of the Audit Committee serves on the audit committee of more than two other public companies.
     At least annually, the Audit Committee evaluates its performance, reviewing and assessing the adequacy of its charter and recommending any proposed changes to the full Board, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices.
     The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board which sets forth the Audit Committee’s duties and responsibilities. The primary function of the Audit Committee is to assist the Board in the oversight of the financial and accounting functions, controls, reporting processes, and audits of the Company. Specifically, the Audit Committee, on behalf of the Board, monitors and evaluates: (a) the integrity and quality of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements, including the financial reporting process; (c) the Company’s system of internal disclosure controls and its accounting and financial reporting controls; (d) the independent auditor’s qualifications and independence; (e) the performance of the Company’s internal audit function and its independent auditors; and (f) the annual independent audit of the Company’s financial statements. The Audit Committee’s specific responsibilities include: (i) selecting the Company’s independent registered public accounting firm for each fiscal year and determining the terms of the audit engagement, including fees, and all other audit or non-audit engagements of the independent registered public accounting firm; (ii) reviewing the independence, qualifications and performance of the Company’s independent registered public accounting firm; (iii) reviewing and approving in advance both audit and permitted non-audit services; (iv) setting hiring policies for employees or former employees of the Company’s independent registered public accounting firm; (v) monitoring the partner rotation of the independent registered public accounting firm; (vi) reviewing the Company’s accounting procedures and policies, including staffing, professional services to be provided, audit procedures to be used and fees to be charged by the Company’s independent registered public accounting firm; (vii) reviewing the activities of the internal auditors and the Company’s independent registered public accounting firm; (viii) preparing an annual report for inclusion in the Company’s proxy statement; (ix) establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (x) other matters required by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC, NYSE, and other similar bodies or agencies. Pursuant to its charter, the Audit Committee has the authority to engage and compensate such counsel and other advisors as the Audit Committee deems necessary to carry out its duties.
     The Audit Committee met nine times during Fiscal 2006. The Audit Committee’s report relating to Fiscal 2006 begins on page 34.
     Compensation and Stock Option Committee
     The Board has determined that each member of the Compensation and Stock Option Committee (the “Compensation Committee”) qualifies as an independent director under the applicable NYSE Rules; and as a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All members other than Mr. Karmanos also qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and Mr. Karmanos abstains from voting on matters where such classification is relevant.
     The Compensation Committee’s charter sets forth the duties and responsibilities of the Compensation Committee, which include: (a) discharging the Board’s responsibilities relating to compensation of the Company’s executive management; (b) preparing an annual report on executive compensation for inclusion in the Company’s proxy statement; (c) reviewing and advising the Board with respect to Board compensation; (d) administering the Company’s stock option and long-term incentive programs and any other plans and programs; (e) carrying out such other roles and responsibilities as the Board may designate; and (f) carrying out such other responsibilities delegated to it by the Board. Pursuant to its charter, the Compensation Committee has the authority to retain compensation consultants, legal counsel, and other consultants as it deems appropriate to carry out its functions and to approve the fees and other retention terms for any such consultants. The Compensation Committee will periodically review and reassess the adequacy of its charter and recommend changes to the full Board, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Compensation Committee evaluates its performance at least annually.
     The Compensation Committee met two times during Fiscal 2006. The Report of the Compensation Committee on Executive Compensation for Fiscal 2006 begins on page 23.
     Nominating and Governance Committee
     The Board has determined that each member of the Nominating and Governance Committee qualifies as an independent director under the applicable NYSE Rules. The Nominating and Governance Committee will periodically review and assess the adequacy of its charter and recommend any proposed changes to the full Board, as necessary, to reflect changes in regulatory requirements, authoritative guidance, and evolving practices.
     The purpose of the Nominating and Governance Committee is to provide oversight on a broad range of issues surrounding the composition and operation of the Board. The primary responsibilities of the Nominating and Governance Committee include: (a) ensuring that the Board is comprised of members with the appropriate skills, qualities and experience; (b) identifying and recommending individuals to be nominated for election as directors by the shareholders and to fill vacancies on the Board; (c) developing and recommending to the Board corporate governance principles of the Company; (d) authorizing the retention and termination of such search firms, legal counsel and other consultants as it deems appropriate to carry out its functions, including sole authority to approve the fees and other terms of such consultants’ retention; (e) periodically reviewing the Amended Articles of Incorporation and Code of Regulations of the Company and recommending changes to the Board, if necessary; (f) reviewing the composition and size of the Board in order to ensure that the Board has the proper expertise and diversity in its members; (g) recommending criteria for the selection of Board members and Board committee members; (h) reviewing and recommending Board policies on age and term limits for Board members; (i) identifying and recruiting, along with the Chairman of the Board, candidates for Board membership; (j) providing, along with the Compensation Committee, for an annual review of succession plans for the Chairman of the Board and Chief Executive Officer in the case of his resignation, retirement or death; (k) evaluating the performance of current Board members proposed for re-election and recommending to the Board whether or not members should stand for re-election; (l) reviewing and recommending to the Board an appropriate course of action upon the resignation of a current Board member or upon other vacancies on the Board; (m) leading an annual evaluation of the Board as a whole and overseeing the evaluation of the Board committees and of management; and (n) to the extent not otherwise delegated to the Audit Committee, reviewing the relationships between the Company and a director for conflicts of interest and addressing any actual or potential conflicts of interest.
     The Nominating and Governance Committee met two times during Fiscal 2006.
Nominating Procedures
     As described above, the Company has a standing Nominating and Governance Committee which has responsibility for providing oversight on a broad range of issues surrounding the composition and operation of the Board, including, but not limited to, identifying candidates qualified to become directors and recommending director nominees to the Board.
     When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials but does not have specific eligibility requirements or minimum qualifications which must be met by a Nominating and Governance Committee-recommended nominee. However, in general, the retirement age for directors is 70, and a director is to submit his or her resignation to be effective at the conclusion of the three-year term immediately after attaining age 70. The Nominating and Governance Committee considers those factors it deems appropriate, including, but not limited to, judgment, skill, diversity, strength of character, experience with businesses and organizations of comparable size or scope, experience as an executive of or adviser to public and private companies, experience and skill relative to other Board members, specialized knowledge or experience, and the desirability of the candidate’s membership on the Board and any committees of the Board. Depending on the current needs of the Board, the Nominating and Governance Committee may weigh certain factors more or less heavily. The Nominating and Governance Committee does, however, believe that all members of the

Board should have strong character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters, and no conflict of interest that would interfere with his or her performance as a director.
     The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, but does not evaluate candidates differently based on the source of the recommendation. As previously discussed, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist with the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm. The Nominating and Governance Committee has never used a consultant or search firm, and, accordingly, the Company has paid no such fees.
     Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by sending the recommendation to the Chair of the Nominating and Governance Committee, in care of the Company, to the Company’s executive offices at 200 Old Wilson Bridge Road, Columbus, Ohio 43085. The recommendation should include the candidate’s name, age, business address, residence address, and principal occupation. The recommendation should also describe the qualifications, attributes, skills, or other qualities possessed by the recommended director candidate. A written statement from the candidate consenting to serve as a director, if elected, and a commitment by the candidate to meet personally with Nominating and Governance Committee members should accompany any such recommendation.
     The Board, taking into account the recommendations of the Nominating and Governance Committee, selects nominees for election as directors at each annual meeting of shareholders. In addition, shareholders wishing to nominate directors for election may do so, provided they comply with the nomination procedures set forth in the Company’s Code of Regulations. In order to nominate an individual for election as a director at a meeting, a shareholder must give written notice of the shareholder’s intention to make such nomination. The notice must be sent to the Company’s Secretary, either delivered in person, or mailed to and received at, the Company’s principal executive offices at 200 Old Wilson Bridge Road, Columbus, Ohio 43085 not less than 14 days or more than 50 days prior to any meeting called for the election of directors. However, if notice or public disclosure of the date of the meeting is given or made less than 21 days prior to the meeting, the shareholder notice must be received by the Company’s Secretary not later than the close of business on the seventh day following the day on which notice of the date of the meeting was mailed or publicly disclosed. The Company’s Secretary will deliver any shareholder notice received in a timely manner to the Nominating and Governance Committee for review. Each shareholder notice must include the following information as to each individual the shareholder proposes to nominate for election or re-election as a director: (a) the name, age, business address and, if known, residence address of the proposed nominee; (b) the principal occupation or employment of the proposed nominee; (c) the number of Common Shares of the Company beneficially owned by the proposed nominee; and (d) any other information relating to the proposed nominee that is required to be disclosed concerning nominees in proxy solicitations under applicable SEC Rules, including the individual’s written consent to be named in the proxy statement as a nominee and to serve as a director, if elected. The nominating shareholder must also provide (i) the name and address of the nominating shareholder, and (ii) the number of Common Shares of the Company beneficially owned by the nominating shareholder. No individual may be elected as a director unless he or she has been nominated by a shareholder in the manner described herein or by the Board or the Nominating and Governance Committee of the Board.
Corporate Governance Guidelines
     Upon the recommendation of the Nominating and Governance Committee, in accordance with applicable NYSE Rules, the Board has adopted the Corporate Governance Guidelines to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. In May 2006, the Board amended the Corporate Governance Guidelines to reflect the change in the schedule for regular Board meetings, which will now occur in June, September, December and March.
     The Corporate Governance Guidelines are available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site at www.worthingtonindustries.com. Shareholders and other interested parties may also obtain a copy of the Corporate Governance Guidelines, without charge, by writing to the Investor

Relations Department of the Company at Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Allison M. Sanders, Director of Investor Relations.
Business Code of Conduct
     In accordance with applicable NYSE Rules and SEC Rules, the Board has adopted the Worthington Industries, Inc. Business Code of Conduct (the “Business Code of Conduct”) which is available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site at www.worthingtonindustries.com. Alternatively, you may obtain a copy of the Business Code of Conduct, without charge, by writing to the Investor Relations Department of the Company at Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Allison M. Sanders, Director of Investor Relations.
Compensation of Directors
     Cash Compensation
     On May 19, 2006, the Compensation Committee recommended and on May 20, 2006, the Board approved changes in the cash compensation for the directors who are not employees of the Company or its subsidiaries (“non-employee directors”), based on the market information. Directors who are employees of the Company receive no additional compensation for serving as members of the Board or as members of Board committees. Directors are reimbursed for out-of-pocket expenses incurred in connection with their serving as directors, including travel expenses. The following changes were made to cash compensation, effective June 1, 2006:

	Prior to	Effective
	June 1, 2006	June 1, 2006
Annual Retainer	$35,000	$45,000
Attendance at a Board Meeting (including telephonic meetings)	$1,500	$1,500
Audit Committee Chair Annual Retainer	$10,000	$10,000
Committee Chair Other Than Audit Annual Retainer	$5,000	$7,500
Attendance at a Board Committee Meeting (including telephonic meetings)	$1,000	$1,500
     Director Deferral Plans
     Under the Company’s Director Deferral Plans, non-employee directors are able to defer payment of all or a portion of their director’s fees until a specified date or until they are no longer associated with the Company. Any fees deferred are credited to the director’s account at the time the fees would have otherwise been paid. Participants in the Director Deferral Plans may elect to have their accounts invested at a rate reflecting (a) the increase or decrease in the fair market value per share of the Company’s Common Shares with dividends reinvested, (b) a fixed rate set annually, or (c) rates of return on any of the funds available for investment under the Company’s Deferred Profit Sharing Plan (“DPSP”). The Director Deferral Plans are administered by the Compensation Committee. All accounts are fully vested. The Compensation Committee may permit hardship withdrawals from a participant’s account under defined guidelines. In the event of a defined change of control, participants’ accounts under the Director Deferral Plans will be accelerated and paid out as of the date of change of control unless otherwise determined by three-fourths of the members of the Board. The Worthington Industries, Inc. Deferred Compensation Plan for Directors, as Amended and Restated, effective June 1, 2000 (the “Directors 2000 Plan”) governs deferrals prior to January 1, 2005. Deferrals with respect to the period on or after January 1, 2005, are governed by the Worthington Industries, Inc. 2005 Deferred Compensation Plan for Directors which was adopted in order to comply with new requirements imposed by newly-adopted Section 409A of the Internal Revenue Code applicable to non-qualified deferred compensation plans beginning January 1, 2005. Among other things, the applicable provisions of Section 409A generally are more restrictive with respect to the timing of deferral elections and the ability of participants to change the time and manner in which accounts will be paid.

     Equity-Based Compensation
     Under the Worthington Industries, Inc. 2000 Stock Option Plan for Non-Employee Directors (as amended, the “2000 Directors Option Plan”), each non-employee director will receive an initial option grant to purchase 5,000 Common Shares on the date he or she first becomes a director. Each non-employee director who had served as a director of the Company for more than six months as of the date of each annual meeting of shareholders, and continues to serve as a member of the Board after that date, received and will receive an option grant to purchase 4,000 Common Shares as of the date of the annual meeting. Each option has an exercise price equal to the fair market value of the Common Shares on the date of grant. In accordance with the terms of the 2000 Directors Option Plan, each non-employee director serving at the time of the 2005 Annual Meeting was granted an option to purchase 4,000 Common Shares with an exercise price of $21.00 per share.
     Each option granted to a non-employee director has a ten-year term and becomes vested and fully exercisable on the first to occur of (i) the first anniversary of the grant date, or (ii) as to any option granted as of the date of an annual meeting of shareholders of the Company, the date on which the next annual meeting of shareholders of the Company is held following the grant date. Vesting accelerates upon death, total disability, change in control, or retirement after a non-employee director attains age 65 or has served at least nine years as a member of the Board. If a non-employee director becomes totally disabled or dies while in service as a member of the Board, he or she (or, in the event of death, his or her beneficiary) has three years from the date of occurrence to exercise any vested options, subject to the stated term of the options. In the event a non-employee director retires after he or she has attained age 65 or has served at least nine years as a member of the Board, the non-employee director may exercise any vested options for a period of three years after the date of retirement, subject to the stated term of the options. If a non-employee director ceases to be a member of the Board for cause, all options terminate immediately. If a non-employee director ceases to be a member of the Board for any reason other than those listed above, the non-employee director’s options may be exercised (to the extent then exercisable) for a period of one year following the date of termination, subject to the stated term of the options.
     If the shareholders of the Company approve the Worthington Industries, Inc. 2006 Equity Incentive Plan for Non-Employee Directors (the “2006 Directors Equity Plan”), no further options would be granted to non-employee directors under the 2000 Directors Option Plan. Outstanding options under the 2000 Directors Option Plan would remain in effect in accordance with their respective terms.
     If the 2006 Directors Equity Plan is approved by the shareholders of the Company, each individual then serving as a non-employee director will be granted, effective as of the date of the Annual Meeting: (a) an option to purchase 5,000 Common Shares, with an exercise price equal to the fair market value of the Common Shares on the grant date and the remaining terms of the option would be the same as those applicable to options granted under the 2000 Directors Option Plan; and (b) an award of 1,300 shares of restricted stock. Each share of restricted stock granted to a non-employee director would vest upon the first to occur of: (i) the first anniversary of the grant date; or (ii) the date on which the next annual meeting of shareholders of the Company is held. In the case of death, total disability, change in control or retirement, all shares of restricted stock would immediately become fully vested. During the time between the grant date and the vesting date, dividends paid to the Company’s shareholders of record would be accrued and paid in respect of the shares of restricted stock upon the vesting date as described above.
     Please see the discussion under “PROPOSAL 2: APPROVAL OF THE WORTHINGTON INDUSTRIES, INC. 2006 EQUITY INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS” for more information concerning the 2006 Directors Equity Plan.
     If the shareholders of the Company do not approve the 2006 Directors Equity Plan, the non-employee directors of the Company will continue to receive the automatic annual grants of options under the 2000 Directors Option Plan described above.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee is currently comprised of John B. Blystone (Chair), Michael J. Endres, Peter Karmanos, Jr., and John R. Kasich. Each of Messrs. Blystone, Endres, Karmanos and Kasich also served on the Compensation Committee throughout Fiscal 2006. With respect to Fiscal 2006 and through the date of this Proxy

Statement, there were no interlocking relationships between any executive officer of the Company and any entity whose directors or executive officers served on the Company’s Board or the Compensation Committee of the Company’s Board.
     During Fiscal 2006, the Company paid Compuware Corporation (“Compuware”), of which Mr. Karmanos is Chairman of the Board, Chief Executive Officer and a 6.2% shareholder, approximately $2,920,000, primarily for Compuware’s services as the Company’s project coordinator in connection with the Company’s Oracle ERP system project. Compuware was selected for this position from a number of competing service providers which had responded to the Company’s request for proposal and were interviewed by the Company. Compuware’s selection was based on a number of factors including price, experience and capabilities. In this position, Compuware supplies resources and tools for project coordination, organization and testing, and, in general, assists the Company in ensuring that the Oracle ERP system is installed, tested, operated and integrated with the Worthington IT system in a proper manner. Compuware also provides general IT consulting services, as requested by the Company. The payment to Compuware for Fiscal 2006 amounted to approximately 0.25% of Compuware’s revenues for its most recent fiscal year, and approximately 0.1% of the Company’s consolidated revenues for Fiscal 2006.
EXECUTIVE COMPENSATION
     Please see the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2006, for information about the Company’s executive officers.
Summary of Cash and Other Compensation
     The following table provides certain compensation information for the Company’s Chief Executive Officer (“CEO”) and the Company’s four other most highly compensated executive officers (collectively, the “Named Executives”) for Fiscal 2006, the fiscal year ended May 31, 2005 (“Fiscal 2005”) and the fiscal year ended May 31, 2004 (“Fiscal 2004”).
Summary Compensation Table

					Long-Term
					Compensation
	Fiscal	Annual Compensation			Awards	Payouts
	Year			Other Annual	Securities	LTIP	All Other
Name and Principal	Ended			Compensation	Underlying	Payouts	Compen-
Position in Fiscal 2006	May 31	Salary ($)	Bonus ($)	($)(3)	Options (#)	($)(4)	sation ($)
John P. McConnell Chairman of the	2006	485,000	541,500	—	200,000	1,440,000	26,502	(5)
Board and Chief	2005	485,000	710,000	—	175,000	1,095,000	66,527
Executive Officer (1)	2004	485,000	640,000	—	100,000	521,235	42,419

John S. Christie	2006	300,000	469,625	—	60,000	720,000	42,485	(6)
President and Chief	2005	300,000	720,750	—	70,000	547,500	77,994
Financial Officer (1)	2004	277,500	574,500	—	70,000	255,150	33,201

George P. Stoe Executive Vice	2006	233,333	535,500	—	40,000	228,665	38,052	(7)
President and Chief	2005	200,000	445,000	—	40,000	N/A	40,540
Operating Officer (2)	2004	200,000	360,000	—	40,000	N/A	55,538

Joe W. Harden President, The	2006	230,000	350,000	—	60,000	243,750	27,836	(8)
Worthington Steel	2005	230,000	538,500	—	60,000	N/A	50,457
Company (1)	2004	200,000	463,000	—	45,000	N/A	1,668

Edmund L. Ponko, Jr.	2006	220,000	395,250	—	50,000	405,000	24,285	(9)
President, Dietrich	2005	220,000	495,750	—	50,000	240,000	28,548
Industries, Inc. (1)	2004	200,000	245,000	—	30,000	172,748	11,987

(1)	Messrs. McConnell, Christie, Harden and Ponko served in these positions during each of the three fiscal years listed.

(2)	Mr. Stoe has served in his present position since December 2005 and previously served as President of Worthington Cylinder Corporation from January 2003 to December 2005.

(3)	The aggregate incremental cost to the Company of perquisites and other personal benefits paid to each Named Executive for each of the three fiscal years presented did not exceed the reporting threshold set forth in the SEC Rules in effect for disclosures required to be made in this Proxy Statement (i.e., the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such Named Executive).

(4)	Reflects payouts for performance levels achieved for the three-year performance periods ended May 31, 2006, May 31, 2005 and May 31, 2004, respectively. Messrs. Harden and Stoe were not employees of the Company at the time the performance awards were granted for the three-year periods ended May 31, 2005 and May 31, 2004 and, as a result, were not granted awards for those three-year performance periods.

(5)	Includes $6,300 of Company contributions under the DPSP, $18,270 of Company contributions under the Employee Deferral Plans, and $1,932 for term life insurance premiums attributable to Fiscal 2006.

(6)	Includes $10,454 of Company and Company matching contributions under the DPSP, $28,419 of Company contributions under the Employee Deferral Plans, and $3,612 for term life insurance premiums attributable to Fiscal 2006.

(7)	Includes $8,333 of Company and Company matching contributions under the DPSP, $24,175 of Company contributions under the Employee Deferral Plans, and $5,544 for term life insurance premiums attributable to Fiscal 2006.

(8)	Includes $7,803 of Company and Company matching contributions under the DPSP, $16,420 of Company contributions under the Employee Deferral Plans, and $3,612 for term life insurance premiums attributable to Fiscal 2006.

(9)	Includes $7,950 of Company and Company matching contributions under the Dietrich Industries, Inc. Profit Sharing Incentive Plan, $14,139 of Company contributions under the Employee Deferral Plans, and $2,196 for term life insurance premiums attributable to Fiscal 2006.
Bonuses
     The Named Executives, and certain other key employees of the Company participate in an executive bonus program (the “Bonus Plan”) in which bonuses are paid to participants based largely on corporate, business unit or operating unit results and individual performance. Although corporate, business unit or operating unit results is the largest variable in determining the amount of the bonus, an individual’s bonus may be adjusted up or down based on the individual’s performance as determined by the individual’s manager, the CEO or the Compensation Committee. Bonuses may also be paid pursuant to performance awards under the Worthington Industries, Inc. 1997 Long-Term Incentive Plan (the “1997 LTIP”) based on achieving performance criteria set by the Compensation Committee. Bonuses are paid quarterly and generally account for in excess of 50% of a participant’s total cash compensation.
Deferred Profit Sharing Plan
     The Named Executives, except Mr. Ponko, participate in the DPSP, together with most other full-time, non-union employees of the Company. Annual contributions made by the Company to participant accounts under the DPSP are generally based on profits and are allocated to employee accounts based on eligible compensation (subject to certain limitations) and length of service, provided that Company contributions must, at a minimum, equal 3% of the participant’s eligible compensation. Eligible compensation includes base wages, profit sharing and bonus payments, overtime and commissions, up to the IRS maximum limit set from year to year ($220,000 for calendar 2006). In addition, the Named Executives and other participants in the DPSP may elect to make voluntary contributions up to set IRS limits. These voluntary contributions are matched by Company contributions of 50% of the first 4% of eligible compensation contributed by the participant. Distributions under the DPSP are generally deferred until retirement, death or total and permanent disability. Mr. Ponko participates in the Dietrich Industries, Inc. Salaried Employees’ Profit Sharing Plan which is a 401(k) plan similar to the DPSP and includes most full-time, non-union employees of Dietrich Industries, Inc.
Employee Deferral Plans
     Under the Company’s non-qualified deferred compensation plans (the “Employee Deferral Plans”), executive officers of the Company may defer the payment of up to 50% of their base salary and quarterly bonus. Amounts so deferred are credited to the participants’ accounts under the Employee Deferral Plans at the time the base salary or bonus compensation would have otherwise been paid. In addition, the Company may make discretionary employer contributions to the participants’ accounts in the Employee Deferral Plans. Participants in the Employee Deferral Plans may elect to have their accounts invested at a rate reflecting (a) the increase or decrease in the fair market value per share of the Company’s Common Shares with dividends reinvested, (b) a fixed rate which is set annually by the Compensation Committee, or (c) returns on any funds available for investment under the DPSP. Employee accounts are fully vested under the Employee Deferral Plans. Payouts under the Employee Deferral Plans are made in cash, as of a specified date selected by the participant or when the participant is no longer employed by the Company, either in a lump sum or installment payments, all as chosen by the participant at the time the deferral is elected. The Compensation Committee may permit hardship withdrawals from a participant’s accounts under defined guidelines. In the event of a defined change of control, the participant’s accounts under the Employee Deferral Plans will be paid out as of the date of the change of control, unless otherwise determined by three-fourths of the members of the Board.
     Contributions or deferrals for the period before January 1, 2005, are maintained under the Worthington Industries, Inc. Non-Qualified Deferred Compensation Plan, effective March 1, 2000 (the “2000 Plan”). Contributions and deferrals for periods on or after January 1, 2005, are maintained under the Worthington Industries, Inc. 2005 Non-Qualified Deferred Compensation Plan, which was adopted to replace the 2000 Plan in order to comply with the provisions of newly-adopted Section 409A of the Internal Revenue Code applicable to non-qualified deferred compensation plans and effective beginning January 1, 2005. Among other things, the provisions of Section 409A generally are more restrictive with respect to the timing of deferred elections and the ability of participants to change the time and manner in which accounts will be paid.
Grants of Options
     The following table summarizes information concerning individual grants of options made to the Named Executives during Fiscal 2006. No stock appreciation rights were granted during Fiscal 2006.
Option Grants In Fiscal 2006

	Number of	Percentage of			Potential Realizable Value at
	Common Shares	Total Options			Assumed Annual Rates of
	Underlying	Granted to	Exercise		Share Price Appreciation for
	Options Granted	Employees in	Price	Expiration	Option Term (2)
Name	(#) (1)	Fiscal Year	($/Share)	Date	5% ($)	10% ($)
J. P. McConnell	200,000	27.2%	17.01	05/31/2015	2,139,500	5,421,912
J. S. Christie	60,000	8.2%	17.01	05/31/2015	641,850	1,626,574
G. P. Stoe	40,000	5.4%	17.01	05/31/2015	427,900	1,084,382
J. W. Harden	60,000	8.2%	17.01	05/31/2015	641,850	1,626,574
E. L. Ponko, Jr.	50,000	6.8%	17.01	05/31/2015	534,875	1,355,478

(1)	All reported options were granted as of June 1, 2005, under the Worthington Industries, Inc. 2003 Stock Option Plan (the “2003 Stock Option Plan”) with exercise prices equal to the fair market value of the underlying Common Shares on the date of grant. The options become exercisable in increments of 20% per year on each anniversary of their grant date. In the event an optionee’s employment terminates as a result of retirement, death or total disability, any options outstanding and exercisable on that date will remain exercisable by the Named Executive, or, in the event of death, by his beneficiary, until the earlier of either the fixed expiration date, as stated in the option award agreement, or 36 months after the last day of employment due to retirement, death or disability. Should termination occur for any other reason than retirement, death or disability, all options will be forfeited immediately. In the event of a change in control of the Company (as defined in the 2003 Stock Option Plan), all options then outstanding will become fully vested and exercisable as of the date of the change in control, unless the Compensation Committee explicitly provides otherwise or unless expressly provided otherwise in respect of any change in control by a three-fourths vote of the total authorized number of directors, but only if a majority of the members of the Board then in office and acting upon the proposal qualify as “continuing directors” under the 2003 Stock Option Plan. The Compensation Committee may allow an optionee to elect, during the 60-day period following a change in control, to surrender any option granted under the 2003 Stock Option Plan or a portion thereof in exchange for a cash payment equal to the excess of the change in control price per share over the exercise price per share. However, if the Compensation Committee determines that the optionee will receive a new award or that the option will be honored or assumed in a manner which preserves its value, no acceleration or cash-out of the option will occur as a result of a change in control.

(2)	The dollar amounts reflected in this table are the result of calculations at the 5% and 10% annual appreciation rates set by the SEC for illustrative purposes and assume the options are held until their respective expiration dates. These dollar amounts are not intended to forecast future financial performance or possible future appreciation in the price of the Company’s Common Shares. Shareholders are, therefore, cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that the Named Executives will realize value from the option grants shown only if the price of the Company’s Common Shares appreciates, which benefits all shareholders commensurately.
     As of June 1, 2006, the Company also granted options to employees under the 2003 Stock Option Plan covering an aggregate of 656,000 Common Shares, of which options covering an aggregate of 295,000 Common Shares were granted to the Named Executives as follows: Mr. McConnell — 130,000 Common Shares; Mr. Christie — 45,000 Common Shares; Mr. Stoe — 45,000 Common Shares; Mr. Harden — 40,000 Common Shares; and Mr. Ponko — 35,000 Common Shares. The exercise price of these options is $18.17, the fair market value of the underlying Common Shares on June 1, 2006. The other terms of these options are as described in note (1) to the “Option Grants in Fiscal 2006” table above. Information concerning these option grants will be included in the appropriate executive compensation tables in the Company’s Proxy Statement for the 2007 Annual Meeting of Shareholders.
Option Exercises and Holdings
     The following table provides information regarding Common Shares acquired upon exercise of options by the Named Executives during Fiscal 2006, as well as information regarding the total number of unexercised options held by the Named Executives as of May 31, 2006.

AGGREGATED OPTION EXERCISES IN FISCAL 2006 AND
FISCAL 2006 YEAR-END OPTION VALUES

	Number of
	Common		Number of Common Shares
	Shares		Underlying Unexercised		Value of Unexercised In-the-
	Underlying	Value	Options at Fiscal Year End		Money Options at Fiscal
	Options	Realized	(#) (2)		Year End ($) (3)
Name	Exercised (#)	($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
J. P. McConnell	-0-	-0-	642,000	480,000	1,832,010	260,600
J. S. Christie	62,000	525,026	292,500	198,000	1,076,007	150,740
G. P. Stoe	-0-	-0-	24,000	96,000	28,320	43,280
J. W. Harden	1,000	2,960	27,000	135,000	26,550	48,990
E. L. Ponko, Jr.	-0-	-0-	98,000	124,000	260,520	62,940

(1)	The value realized is calculated based on the excess of the closing price of the Company’s Common Shares on the date of exercise over the exercise price of each option exercised, multiplied by the number of Common Shares acquired on exercise, and does not necessarily indicate that the optionee sold such Common Shares.

(2)	All options outstanding as of May 31, 2006, were granted under the Worthington Industries, Inc. 1990 Stock Option Plan (the “1990 Stock Option Plan”), the 1997 LTIP, or the 2003 Stock Option Plan with exercise prices equal to the fair market value of the underlying Common Shares on the date of grant. The options become exercisable in increments of 20% per year on each anniversary of their grant date for the first five years. In the event of a change in control of the Company (as defined in each of the Plans), unless the Board or the Compensation Committee explicitly provides otherwise, all options outstanding before the date of such change in control become fully exercisable. In the event an optionee’s employment terminates as a result of retirement, death or total disability, any options outstanding and exercisable on that date will remain exercisable by the Named Executive, or, in the event of death, by his beneficiary, until the earlier of either the fixed expiration date, as stated in the option award agreement, either 12 or 36 months depending on the option, or after the last day of employment due to retirement, death or disability. Should termination occur for any other reason than retirement, death or disability, all options will be forfeited immediately.

(3)	Pre-tax value based on the spread between the exercise price and $17.03 per share, the closing price of the Company’s Common Shares on May 31, 2006, the last business day of Fiscal 2006.
Long-Term Incentive Plan Awards
     The following table summarizes information concerning cash performance awards made to the Named Executives during Fiscal 2006 under the 1997 LTIP.
LONG-TERM INCENTIVE PLAN – CASH PERFORMANCE AWARDS MADE IN FISCAL 2006

		Estimated Future Payouts Under
	Performance or Other Period	Non-Stock Price-Based Plans
Name	Until Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)
J. P. McConnell	Three-year period ending 5/31/09	550,000	1,100,000	1,650,000
J. S. Christie	Three-year period ending 5/31/09	230,000	460,000	690,000
G. P. Stoe	Three-year period ending 5/31/09	230,000	460,000	690,000
J. W. Harden	Three-year period ending 5/31/09	200,000	400,000	600,000
E. L. Ponko, Jr.	Three-year period ending 5/31/09	167,500	335,000	502,500

     The following table summarizes information concerning performance share awards made to the Named Executives during Fiscal 2006 under the 1997 LTIP.
LONG-TERM INCENTIVE PLAN – PERFORMANCE SHARE AWARDS MADE IN FISCAL 2006

		Estimated Future Payouts
	Performance or Other Period	Number of Common Shares
Name	Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)
J. P. McConnell	Three-year period ending 5/31/09	17,500	35,000	52,500
J. S. Christie	Three-year period ending 5/31/09	6,250	12,500	18,750
G. P. Stoe	Three-year period ending 5/31/09	6,250	12,500	18,750
J. W. Harden	Three-year period ending 5/31/09	4,500	9,000	13,500
E. L. Ponko, Jr.	Three-year period ending 5/31/09	4,250	8,500	12,750
     Payouts of cash performance awards and performance share awards are generally tied to achieving specified levels (threshold, target and maximum) of corporate economic value added and earnings per share growth for the performance period, with each performance measure carrying a 50% weighting. For business unit executives, including Messrs. Harden and Ponko, corporate economic value added and earnings per share measures together carry a 50% weighting, and business unit operating income targets are weighted 50%. If the performance level falls between threshold and target or between target and maximum, the award is prorated. Under the 1997 LTIP, any payouts would generally be made in July or August following the end of the applicable performance period. Cash performance awards may be paid in cash, Common Shares of the Company, other property, or any combination thereof, at the sole discretion of the Compensation Committee at the time of payment. Performance share awards will be paid in Common Shares of the Company. In general, termination of employment terminates awards, but on termination for reasons of death, disability or retirement, a pro rata payout will be made for performance periods ending 24 months or less after termination of employment based on the number of months of employment completed by the participant during the performance period before the effective date of termination. No payout will be made for performance periods ending more than 24 months after termination of employment. Unless the Board specifically provides otherwise, in the event of a change in control of the Company, all performance awards would be considered to be earned, payable in full, and immediately settled or distributed.
Equity Compensation Plan Information
     The Company maintains four equity compensation plans (the “Equity Plans”) under which Common Shares are authorized for issuance to eligible directors, officers and employees: (a) the 1990 Stock Option Plan; (b) the 1997 LTIP; (c) the 2000 Directors Option Plan; and (d) the 2003 Stock Option Plan. Each Equity Plan has been approved by the shareholders of the Company.
     The following table shows for the Equity Plans, as a group, the number of Common Shares issuable upon the exercise of outstanding options and upon payout of outstanding performance share awards, the weighted-average exercise price of outstanding options, and the number of Common Shares remaining available for future issuance, excluding Common Shares issuable upon exercise of outstanding options or upon payout of outstanding performance share awards, in each case as of May 31, 2006.
EQUITY COMPENSATION PLAN INFORMATION

	Number of		Number of Common Shares
	Common Shares to		Remaining Available for
	Be Issued upon	Weighted-average	Future Issuance under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding	Outstanding	Plans
	Options, Warrants	Options, Warrants	[excluding Common Shares
Plan Category	and Rights	and Rights	reflected in column (a)]
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	7,142,350 (1)	$ 16.09 (2)	6,000,402 (3)
Equity compensation plans not approved by shareholders	—	—	—

TOTAL	7,142,350 (1)	$ 16.09 (2)	6,000,402 (3)

(1)	Includes 1,157,000 Common Shares issuable upon exercise of outstanding options granted under the 1990 Stock Option Plan, 1,790,500 Common Shares issuable upon exercise of outstanding options granted under the 1997 LTIP, 131,000 Common Shares issuable upon exercise of the outstanding options granted under the 2000 Directors Option Plan, and 2,508,800 Common Shares issuable upon exercise of outstanding options granted under the 2003 Stock Option Plan. Also includes 1,555,050 Common Shares which represents the maximum number of Common Shares which may be paid out in respect of outstanding performance share awards granted under the 1997 LTIP. Does not include 656,000 Common Shares issuable upon exercise of options granted under the 2003 Stock Option Plan on June 1, 2006, after the end of Fiscal 2006.

Does not include Common Shares which may be paid out in respect of outstanding cash performance awards granted under the 1997 LTIP, as to date all such awards have been paid in cash. If all cash performance awards granted under the 1997 LTIP which were outstanding as of May 31, 2006 (excluding the cash performance awards paid in August 2006, in cash), were paid out at their maximum amount and the Compensation Committee were to elect to make all payments in the form of Common Shares, then, based on the closing price of the Company’s Common Shares on May 31, 2006 ($17.03), the maximum number of Common Shares which would be issued upon payout of the cash performance awards would be 1,055,197 Common Shares. The number of Common Shares, if any, actually issued with respect to cash performance awards granted under the 1997 LTIP would be based on (i) the percentage of the cash performance awards determined by the Compensation Committee to be paid in Common Shares rather than cash, (ii) the actual performance level used to determine the payout in respect of each cash performance award and (iii) the price of the Company’s Common Shares at the time of payout.

(2)	Represents weighted-average exercise price of options outstanding under the Equity Plans as of May 31, 2006. Please also see the discussion in note (1) above with respect to performance share awards and cash performance awards granted under the 1997 LTIP. The weighted-average exercise price does not take these awards into account.

(3)	Includes 798,450 Common Shares available under the 1990 Stock Option Plan, 649,552 Common Shares available under the 1997 LTIP (which number excludes the 1,555,050 Common Shares representing the maximum number of Common Shares which may be paid out in respect of outstanding performance share awards granted under the 1997 LTIP as described in note (1) above), 97,000 Common Shares available under the 2000 Directors Option Plan, and 4,455,400 Common Shares available under the 2003 Stock Option Plan. In addition to options, performance share awards and cash performance awards, the 1997 LTIP authorizes the Compensation Committee to grant awards in the form of stock appreciation rights, restricted stock, performance units, dividend equivalents, and other stock unit awards that are valued in whole or in part by reference to, or are otherwise based on, Common Shares or other property.
PERFORMANCE GRAPH
     The following line graph compares the five-year cumulative return on the Company’s Common Shares, the S&P 500 Index, the S&P Midcap 400 Index, and the S&P Steel Index (formerly, Iron & Steel Index), in each case assuming that $100 were invested at May 31, 2001, and that dividends were reinvested when received. The S&P Steel Index, of which the Company is a component, is the most specific index relative to the Company’s largest line of business. The Company became part of the S&P Midcap 400 Index on December 17, 2004, and, accordingly, has included this index in the comparison in lieu of the S&P Industrials Index.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG WORTHINGTON INDUSTRIES, INC., THE S&P 500 INDEX,
THE S&P MIDCAP 400 INDEX AND THE S&P STEEL INDEX

*	$100 invested on 5/31/01 in stock or index including reinvestment of dividends. Fiscal year ending May 31.
CUMULATIVE TOTAL RETURN

	5/01	5/02	5/03	5/04	5/05	5/06
WORTHINGTON INDUSTRIES, INC.	100.00	139.17	141.93	189.41	171.24	180.45
S & P 500 INDEX	100.00	86.15	79.21	93.72	101.44	110.21
S & P MIDCAP 400 INDEX	100.00	102.39	93.03	117.90	134.39	155.32
S & P STEEL INDEX	100.00	119.27	87.01	134.02	193.89	399.21
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
Role of the Compensation Committee
     The Compensation Committee is comprised of four directors who qualify as independent under the applicable NYSE Rules and as non-employee directors for purposes of Rule 16b-3 under the Exchange Act. Messrs. Blystone, Endres and Kasich also qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code. Since Mr. Karmanos may not qualify as an outside director under the definition of Section 162(m), he abstains from voting on Section 162(m)-related matters. The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee is responsible for, among other things, setting and administering the policies that govern executive compensation.
Compensation Philosophy
     A basic philosophy of the Company is that employees should have a meaningful portion of their total compensation tied to performance. Therefore, the Company uses incentives, profit sharing or otherwise, whenever possible. In furtherance of this philosophy, most full-time, non-union employees participate in some form of incentive compensation program. These programs include cash profit sharing, which is computed as a fixed percentage of profits, as well as bonus programs under which bonuses are paid quarterly based on operating results and individual performance.
     With respect to senior executives, the Company’s practice is that executive compensation is highly leveraged. Base salaries are deliberately set at levels below market competitive levels for base salary. When the Company performs well, bonuses tied to Company performance are intended to put Company officers in the upper range of total cash compensation paid to officers of comparable companies. When Company performance falls below that of comparable companies, total cash compensation falls below the median range of total cash compensation paid.
     The Company believes it is appropriate to provide a balance between incentives for current short-term performance and incentives to assure the continued long-term profitability of the Company. The Company’s executive compensation program therefore includes both forms of incentive compensation. Individual components of executive pay are discussed below.
     In fulfilling its responsibilities, the Compensation Committee annually reviews information regarding compensation paid by other manufacturing companies of similar size to officers with similar responsibilities. This review process includes meeting directly with independent, non-employee compensation consultants retained by the Compensation Committee to review and evaluate market comparison information with respect to the base salaries, bonuses, and long-term incentive programs offered by the Company. The Company and the Compensation Committee are committed to reviewing compensation for market competitiveness and employing incentive compensation vehicles and practices that continue to be aligned with shareholder interests.
     In order to further emphasize the stake directors and officers have in fulfilling the goal of building and increasing shareholder value, and to deepen the resolve of executive leadership to fulfill that goal, in August 2004, the Company established stock ownership guidelines for directors and senior executives. Target ownership levels are structured as a multiple of annual cash compensation or retainer, with directors and the CEO set at five times, the Chief Financial Officer and the Chief Operating Officer set at two times, business unit presidents set at one-and-a-half times, and other executives set at one time, annual cash compensation. The officer or director is expected to attain the targeted level within five years of the adoption of the policy or the date he or she starts in the position.
     The Company has a policy of not entering into employment agreements, and neither the CEO nor any of the other executive officers are subject to any employment agreements providing for any fixed duration of employment.
Base Salaries
     Base salaries for the CEO and other executive officers are set to reflect the duties and responsibilities inherent to each position, individual level of experience, performance, and market compensation information. In Fiscal 2006, there were no base salary increases for the Named Executives. However, based upon changes in the external market, the relative relationship between the base salaries of the following Named Executives to the market data, and Mr. Stoe’s promotion to Chief Operating Officer, the Compensation Committee approved the following base salary increases effective June 1, 2006:

John P. McConnell	—	from $485,000 to $550,000
John S. Christie	—	from $300,000 to $350,000
George P. Stoe	—	from $280,000 to $340,000
     In recent years, the Compensation Committee has recommended that Mr. McConnell’s base salary be increased, but Mr. McConnell refused such increases. This year, the Compensation Committee reinforced its position that Mr. McConnell accept the recommended increase effective June 1, 2006. This is the first base salary increase Mr. McConnell has accepted since June 1, 2002.

Incentive Compensation
     Bonuses
     The Named Executives, and certain other key employees of the Company participate in an executive bonus program (the “Bonus Plan”) in which bonuses are paid to participants based largely on corporate, business unit or operating unit results and individual performance. Although corporate, business unit or operating unit results is the largest variable in determining the amount of the bonus, an individual’s bonus may be adjusted up or down based upon the individual’s performance as determined by the individual’s manager, the CEO or the Compensation Committee. Quarterly bonuses may also be paid pursuant to performance awards under the 1997 LTIP based upon achieving earnings per share results for the quarter. Bonuses are paid quarterly and generally account for in excess of 50% of a participant’s total cash compensation. Bonuses are determined and paid within a reasonable time after quarterly results become known and are finalized.
     Long-Term Incentives
     The Compensation Committee has implemented a long-term incentive program for the CEO and the other executive officers which anticipates consideration of (a) annual option grants, (b) long-term performance share grants, and (c) long-term performance awards based upon achieving measurable financial criteria over a multiple-year period, with payment in cash, Common Shares, other property or any combination thereof based upon fair market value on date of payment upon achievement of specified performance levels.
     The Compensation Committee believes using a blend of options, performance shares and performance awards represents a particularly appropriate and balanced method of motivating and rewarding senior executives. Options align the interests of employee option holders with those of shareholders by providing value tied to stock price appreciation. Performance shares and performance awards motivate long-term results because the value is tied to sustained financial achievement over a multiple-year period. The use of performance shares is less dilutive than using options to deliver the equivalent value. The Compensation Committee believes the combination of the three forms of incentives is superior to a reliance upon only one form.
     For a number of years, it has been the practice of the Compensation Committee to approve option grants with a strike price equal to the fair market value on the first day of the month following the Compensation Committee meeting in which the grants were approved. Neither the Company nor the Compensation Committee has back-dated option grants. Options granted to the CEO and the other Named Executives during Fiscal 2006 are shown in the table under the heading “Option Grants in Fiscal 2006.”
     Long-term performance awards granted to the CEO and the other Named Executives during Fiscal 2006 are shown in the table under the heading “Long-Term Incentive Plan – Cash Performance Awards Made In Fiscal 2006,” and the performance share awards granted to those individuals during Fiscal 2006 are shown in the table under the heading “Long-Term Incentive Plan – Performance Share Awards Made In Fiscal 2006.”
CEO Compensation
     The Company had its second best year ever in Fiscal 2006, surpassed only by the results of the previous year. Both the Pressure Cylinders segment and the WAVE joint venture had record sales and earnings. The Company’s consolidated balance sheet remains very strong and, therefore, the Company remains well-positioned to take advantage of appropriate acquisition and joint venture opportunities, and continues to explore such opportunities in each of its business segments. Additionally, the Company made continued progress towards a number of its strategic goals including optimizing the Company’s existing operations, developing and commercializing new products and applications and pursuing acquisitions and joint ventures. Positive strides were made in diversifying the Company’s customer base and taking advantage of opportunities to provide processed steel products downstream to other business operations.
     Consistent with its highly-leveraged, incentive-based compensation philosophy, which is designed to reward management in good years and reduce compensation in weak years, total compensation for the CEO decreased in Fiscal 2006 compared to Fiscal 2005. Mr. McConnell’s bonus compensation decreased 23.7% and total cash compensation decreased 14.1%.

     Based upon information received from its independent compensation advisors, the Compensation Committee believes the total compensation paid to Mr. McConnell is below market median levels for comparably situated individuals. This is due in part to Mr. McConnell’s refusal to accept base salary increases previously recommended by the Compensation Committee. Even with the base salary increase effective June 1, 2006 noted above, the Compensation Committee believes total compensation for Mr. McConnell continues to be below market median levels.
     Mr. McConnell and other members of management received a payout with respect to the performance awards granted under the 1997 LTIP for performance levels achieved for the three-year period ended May 31, 2006. This represents the third consecutive year in which a payment was received, after four consecutive years in which no payments were earned. The details of the payouts under the 1997 LTIP are described on page 16 in the table under the heading “Summary Compensation Table.”
Tax Deductibility
     Section 162(m) of the Internal Revenue Code limits deductions for compensation paid to a publicly-held corporation’s five most highly compensated executive officers to $1,000,000 per year per executive officer, excluding “performance-based compensation” meeting certain requirements. Treasury regulations issued under Section 162(m) define the provisions which compensatory plans must contain to qualify for the “performance-based” exemption under Section 162(m). The Company’s 1990 Stock Option Plan and 2003 Stock Option Plan qualify for the exemption. The Compensation Committee intends to tailor the incentive programs under the 1997 LTIP to also qualify them for the exemption. Although bonuses are driven by financial and individual performance, awards under the Bonus Plan, which has been in effect since 1966, do not meet the technical requirements for the “performance-based” exemption under Section 162(m). In Fiscal 2006, John P. McConnell was granted certain quarterly bonus awards under the 1997 LTIP which were tied to the Company’s earnings per share performance for the quarter and which the Compensation Committee believes qualify for the “performance-based” exemption under Section 162(m). The Compensation Committee intends to continue to examine the best method to pay quarterly bonuses to Mr. McConnell and other executive officers, which will include consideration of the application of Section 162(m). In all cases, whether or not some portion of a covered executive officer’s compensation is tax deductible, the Compensation Committee will continue to carefully consider the net cost and value to the Company of its compensation policies.
Compensation and Stock Option Committee
John B. Blystone, Chair
Michael J. Endres
Peter Karmanos, Jr.
John R. Kasich
TRANSACTIONS WITH CERTAIN RELATED PARTIES
     The Company is a party to certain agreements relating to the rental of aircraft to and from JMAC and McAir, Inc. (“McAir”), a corporation wholly-owned by John H. McConnell. Under the agreement with McAir, the Company is allowed to lease an aircraft as needed for a rental fee per flight. Under the agreement with JMAC, (a) the Company leases from JMAC, on a net basis, an aircraft for a rental fee of $74,725 per month; and (b) the Company allows JMAC to lease aircraft operated by the Company, on a per-flight basis, when the Company is not using the aircraft. The Company also makes its pilots available to JMAC for a per-day charge. The rental fees paid to and by the Company under the per-flight rental agreement are set based on Federal Aviation Administration (“FAA”) regulations. The Company believes the rental fees set per such FAA regulations for Fiscal 2006 exceeded the direct operating costs of the aircraft for such flights. Also, based on quotes for similar services provided by unrelated third parties, the Company believes that the rental rates paid to McAir and JMAC are no less favorable to the Company than those that could be obtained from unrelated third parties.

     For Fiscal 2006, (a) the Company paid an aggregate amount of $896,950 under the JMAC lease agreement and $261,894 under the McAir lease agreement; and (b) the Company received an aggregate amount of $175,594 from JMAC for aircraft rental and pilot charges.
     During Fiscal 2006, the Company, either directly or through business expense reimbursement, paid approximately $66,516 to Double Eagle Club, a private golf club owned by the McConnell Family (the “Club”). The Company uses the Club’s facilities for Company functions and meetings, and for meetings, entertainment and overnight lodging for customers, suppliers and other business associates. Amounts charged by the Club to the Company are no less favorable to the Company than those that are charged to unrelated members of the Club.
     During Fiscal 2006, the Company paid Compuware Corporation, of which Mr. Karmanos is Chairman of the Board, Chief Executive Officer and a 6.2% shareholder, approximately $2,920,000, primarily for Compuware’s services as the Company’s project coordinator in connection with the Company’s Oracle ERP system project. Compuware was selected for this position from a number of competing service providers which had responded to the Company’s request for proposal and were interviewed by the Company. Compuware’s selection was based on a number of factors including price, experience and capabilities. In this position, Compuware supplies resources and tools for project coordination, organization and testing, and, in general, assists the Company in ensuring that the Oracle ERP system is installed, tested, operated and integrated with the Worthington IT system in a proper manner. Compuware also provides general IT consulting services, as requested by the Company. The payment to Compuware for Fiscal 2006 amounted to approximately 0.25% of Compuware’s consolidated revenues for its most recent fiscal year, and approximately 0.1% of the Company’s consolidated revenues for Fiscal 2006.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     To the Company’s knowledge, based solely on a review of the copies of the forms furnished to the Company and written representations that no other forms were required, the Company believes that, during Fiscal 2006, all directors, officers and beneficial owners of more than 10% of the Company’s outstanding Common Shares timely filed the forms required by Section 16(a) of the Exchange Act except: Michael J. Endres filed two late Forms 4 (reporting one transaction each), Peter J. Karmanos filed one late Form 4 (reporting one transaction), John R. Kasich filed one late Form 4 (reporting one transaction), and George P. Stoe filed one late Form 4 (reporting four transactions). Each of the above-listed late filings was reporting theoretical Common Shares credited to the reporting person’s accounts under the applicable Deferral Plans. Deferral Plan accounts hold no actual Common Shares, and payouts from such accounts are made in cash.
PROPOSAL 2: APPROVAL OF THE WORTHINGTON INDUSTRIES, INC. 2006 EQUITY INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS
Proposal
     The Board proposes that the shareholders approve the adoption of the Worthington Industries, Inc. 2006 Equity Incentive Plan for Non-Employee Directors (the “2006 Directors Equity Plan”). On May 19, 2006, the Board adopted the 2006 Directors Equity Plan, subject to approval by the shareholders. The following is a brief summary of the material terms of the 2006 Directors Equity Plan. This summary is qualified in its entirety by reference to the full text of the 2006 Directors Equity Plan, which is attached to this Proxy Statement as Appendix 1.
Purpose
     The purpose of the 2006 Directors Equity Plan is to foster and promote the long-term financial success of the Company and its related entities and to increase shareholder value by (1) providing participants an opportunity to acquire and maintain an ownership interest in the Company, and (2) encouraging participants to remain as directors of the Company and to put forth maximum efforts for the success of the Company and its related entities.
     Although non-employee directors of the Company are currently eligible to receive non-qualified stock options under the 2000 Directors Option Plan, the Board believes that the various types of awards available under the 2006 Directors Equity Plan will provide the Company with greater flexibility to respond to market changes in equity compensation practices relating to director compensation. The 2006 Directors Equity Plan permits the grant of non-qualified stock options to purchase Common Shares (“options”), restricted stock, restricted stock units, stock appreciation rights (“SARs”) and whole Common Shares to non-employee directors of the Company.
Eligibility
     Only non-employee directors of the Company are eligible to receive awards under the 2006 Directors Equity Plan. As of the date of this Proxy Statement, there were eight non-employee directors of the Company. Following the election of four directors at the Annual Meeting, assuming that the nominees of the Board identified in “PROPOSAL 1: ELECTION OF DIRECTORS” are re-elected, there will initially be eight directors of the Company eligible to receive awards under the 2006 Directors Equity Plan.
     As discussed under “PROPOSAL 1: ELECTION OF DIRECTORS – Compensation of Directors – Equity-Based Compensation,” the non-employee directors of the Company have received automatic annual grants of options under the 2000 Directors Option Plan. Awards under the 2006 Directors Equity Plan will be made by the Board in its discretion.
     If the 2006 Directors Equity Plan is approved by the shareholders of the Company, each individual then serving as a non-employee director will be granted, effective as of the date of the Annual Meeting: (a) an option to purchase 5,000 Common Shares, with an exercise price equal to the fair market value of the Common Shares on the grant date and the remaining terms of the option would be the same as those applicable to options granted under the 2000 Directors Option Plan; and (b) an award of 1,300 shares of restricted stock. Each share of restricted stock granted to a non-employee director would vest upon the first to occur of: (i) the first anniversary of the grant date; or (ii) the date on which the next annual meeting of shareholders of the Company is held. In the case of death, total disability, change in control or retirement, all shares of restricted stock would immediately become fully vested. During the time between the grant date and the vesting date, dividends paid to the Company’s shareholders of record would be accrued and paid in respect of the shares of restricted stock upon the vesting date as described above.
     The following table shows the number of Common Shares subject to options and the number of shares of restricted stock that will be granted, effective as of the date of the Annual Meeting, to each of the non-employee directors of the Company and to the non-employee directors of the Company as a group if the 2006 Directors Equity Plan is approved by the shareholders of the Company, and the Board’s nominees are re-elected as directors of the Company, at the Annual Meeting:

	Number of Common Shares	Number of Shares of
Name and Position	Subject to Option	Restricted Stock
John B. Blystone (1)	5,000	1,300
William S. Dietrich, II (1)	5,000	1,300
Michael J. Endres	5,000	1,300
Peter Karmanos, Jr.	5,000	1,300
John R. Kasich	5,000	1,300
Carl A. Nelson, Jr. (1)	5,000	1,300
Sidney A. Ribeau (1)	5,000	1,300
Mary Schiavo	5,000	1,300

All current directors who are not executive officers (or employees) as a group	40,000	10,400

(1)	Nominee for re-election as a director of the Company at the Annual Meeting. None of the executive officers or other employees of the Company is eligible to participate in the 2006 Directors Equity Plan.

Replacement of 2000 Directors Option Plan
     If the 2006 Directors Equity Plan is approved by the shareholders of the Company, the options to be granted to non-employee directors will be granted under the 2006 Director Equity Plan and no additional options will be granted under the 2000 Directors Option Plan. However, outstanding options granted under the 2000 Directors Option Plan will remain outstanding and will remain in effect in accordance with their terms. As of the date of this Proxy Statement, an aggregate of 131,000 Common Shares were subject to outstanding options granted under the 2000 Directors Option Plan. Unless the Board otherwise determines, options granted under the 2006 Directors Equity Plan will have the same terms as those set forth in the 2000 Directors Option Plan.
Administration
     The 2006 Directors Equity Plan is administered by the Board, which may delegate any ministerial duties to any person it deems appropriate. The Board has the sole discretion to determine which non-employee directors will be granted awards and to establish the types of awards to be granted and the terms and conditions of those awards. Consistent with the 2006 Directors Equity Plan’s objectives, the Board has the authority to adopt, amend and rescind rules and regulations relating to the 2006 Directors Equity Plan and complete discretion to make all other decisions necessary or advisable for the administration and interpretation of the 2006 Directors Equity Plan.
Common Shares Available Under the 2006 Directors Equity Plan
     The aggregate number of Common Shares that may be subject to awards under the 2006 Directors Equity Plan will be: (1) 200,000 Common Shares, which will be available for any awards under the 2006 Directors Equity Plan, plus (2) the following aggregate number of Common Shares, which will be available only for options: (a) 200,000 Common Shares; plus (b) the number of Common Shares that, on the date the 2006 Directors Equity Plan is approved by shareholders, are authorized and available for grant under the 2000 Directors Option Plan, but which are not subject to awards under the 2000 Directors Option Plan (97,000 Common Shares); plus (c) the number of Common Shares that, on the date the 2006 Directors Equity Plan is approved by shareholders, are subject to options granted under the 2000 Directors Option Plan, but which are subsequently forfeited under the terms of the 2000 Directors Option Plan without receipt of any consideration. The Common Shares available under clause (2) above will only be used for options, while those under clause (1) may be used for any awards under the 2006 Directors Equity Plan, including options.
     The number of Common Shares available for grant under the 2006 Directors Equity Plan (as well as the appropriate terms of outstanding awards) will be adjusted to take into account share dividends, share splits, recapitalizations, mergers, consolidations, combinations, spin-offs, distributions of assets to shareholders, exchanges of shares or other similar corporate changes affecting shares. Common Shares available for delivery under the 2006 Directors Equity Plan may consist of treasury shares or authorized but unissued shares. Common Shares covered by awards that are forfeited, cancelled, terminated, relinquished or otherwise settled without issuing Common Shares or without the payment of cash or any other consideration will be available again for grant under the 2006 Directors Equity Plan.
     On August 1, 2006, the closing price of the Common Shares on the NYSE was $20.00 per share.
Prohibition on Repricing
     The 2006 Directors Equity Plan expressly prohibits repricing an award.
Awards Subject to the 2006 Directors Equity Plan
     Options
     The Board may grant options to purchase Common Shares to non-employee directors under the 2006 Directors Equity Plan. Each grant of an option will be evidenced by an award agreement that describes the exercise price, the expiration date of the option, when the option may be exercised and any other terms and conditions affecting the option. The Board will determine the exercise price for each option, but the exercise price must be at least equal to the fair market value (as defined in the 2006 Directors Equity Plan) of a Common Share on the date the option is granted. In addition, the Board will determine the term of the option, which may not exceed ten years. A participant may exercise an option by completing an exercise notice and paying the exercise price, each as described in the applicable award agreement. Generally, a participant will not have any voting or dividend rights with respect to Common Shares covered by any options.
     Unless the Board otherwise determines, options granted under the 2006 Directors Equity Plan will have the same terms as set forth in the 2000 Directors Option Plan.
     Restricted Stock
     The Board may grant shares of restricted stock to non-employee directors under the 2006 Directors Equity Plan. Each grant of shares of restricted stock will be evidenced by an award agreement that describes the restriction period, the terms and conditions that must be met during the restriction period and any other terms and conditions affecting the restricted stock. Restricted stock will be held by the Company as escrow agent and will be (1) forfeited if the applicable terms and conditions are not met, or (2) released from escrow and distributed to the participant as soon as administratively feasible after the last day of the restriction period if the applicable terms and conditions have been met. Unless otherwise provided in a participant’s award agreement, a participant who has been granted shares of restricted stock may exercise full voting rights with respect to those shares during the restriction period. In addition, unless otherwise provided in a participant’s award agreement, any dividends and other distributions paid with respect to shares of restricted stock will be held by the Company as escrow agent during the restriction period and subject to the same restrictions on transferability and forfeitability as the shares of restricted stock with respect to which they were paid.
     Restricted Stock Units
     The Board may grant restricted stock units to non-employee directors under the 2006 Directors Equity Plan. Restricted stock units are unfunded, unsecured rights to receive Common Shares (or cash equal to the fair market value of those Common Shares) in the future. Each grant of restricted stock units will be evidenced by an award agreement that describes the restriction period, the terms and conditions that must be met during the restriction period, whether the restricted stock units will be settled in cash and/or Common Shares and any other terms and conditions affecting the restricted stock units. Restricted stock units will be forfeited if the applicable terms and conditions are not met. If the applicable terms and conditions are met, the restricted stock units will be settled in (1) a number of Common Shares equal to the number of whole restricted stock units covered by the award (any fractional restricted stock unit will be settled in cash), (2) cash equal to the number of restricted stock units covered by the award, multiplied by the fair market value of a Common Share on the settlement date, or (3) a combination of Common Shares and cash. Generally, a participant will not have any voting or dividend rights with respect to Common Shares covered by any restricted stock units.
     Stock Appreciation Rights
     The Board may grant stock appreciation rights (“SARs”) to non-employee directors under the 2006 Directors Equity Plan. Each grant of SARs will be evidenced by an award agreement that describes the exercise price, the expiration date of the SARs, when the SARs may be exercised, whether the SARs will be settled in Common Shares or cash and any other terms and conditions affecting the SARs. The Board will determine the exercise price for each SAR, but the exercise price must be at least equal to the fair market value of a Common Share on the date the SAR is granted. In addition, the Board will determine the term of the SARs, which may not exceed ten years. A participant may exercise SARs by completing an exercise notice. As soon as administratively feasible after the SARs are exercised, the participant will be entitled to an amount equal to (1) the difference between the fair market value of a Common Share on the date of the SARs are exercised and the exercise price, multiplied by (2) the number of SARs being exercised. The SARs may be settled in Common Shares and/or cash as described in the applicable award agreement. Generally, a participant will not have any voting or dividend rights with respect to Common Shares covered by any SARs.

     Whole Common Shares
     The Board may grant whole Common Shares to non-employee directors under the 2006 Directors Equity Plan on any basis and subject to any terms and conditions that the Board believes to be appropriate.
Effect of Termination on Awards
     Unless the award agreement provides otherwise, the following rules apply to awards granted under the 2006 Directors Equity Plan:
     Death, Disability or Retirement
     If a participant’s service on the Board terminates due to the participant’s death, disability (as defined in the 2006 Directors Equity Plan) or retirement (as defined in the 2006 Directors Equity Plan), (1) all options and SARs will become fully vested and exercisable and will remain exercisable until the earlier of the expiration date specified in the applicable award agreement or the third anniversary of the participant’s termination of service, (2) all restricted stock and restricted stock units will become fully vested, and (3) all whole Common Shares will be subject to the terms and conditions provided in the applicable award agreement. In general, “retirement” is defined in the 2006 Directors Equity Plan to mean retirement of a director from service on the Board after having attained age 65 or served at least nine years as a member of the Board (or a shorter period specified by the Board that may not be less than six years).
     Cause
     If a participant’s service on the Board is terminated for cause (as defined in the 2006 Directors Equity Plan), all awards that are outstanding (whether or not exercisable) will be forfeited on the termination date.
     Other Types of Termination
     If a participant’s service on the Board terminates for any reason not described above, (1) all options and SARs that are outstanding and vested and exercisable on the termination date will remain exercisable until the earlier of the expiration date specified in the applicable award agreement or the first anniversary of the participant’s termination of service, and (2) all options and SARs that are not vested and exercisable and all other awards will be forfeited on the termination date. Notwithstanding the foregoing, the Board will have the right to accelerate the vesting or exercisability of any award upon a participant’s termination of service.
Buy Out of Awards
     In general, the Board has the authority under the 2006 Directors Equity Plan to offer to buy any outstanding awards for cash or by substitution of another award. Any buy out will be completed as soon as administratively feasible after a participant’s acceptance of a buy out offer.
Business Combination or Change in Control
     Unless otherwise provided in the applicable award agreement, upon a business combination or change in control (as defined in the 2006 Directors Equity Plan), all of a participant’s awards will become fully vested and exercisable.
Term of the Plan
     Subject to approval by the shareholders, the effective date of the 2006 Directors Equity Plan is the date of the Company’s 2006 Annual Meeting of Shareholders, September 27, 2006. Unless earlier terminated or suspended by the Board, the 2006 Directors Equity Plan will continue until the day after the Company’s 2016 Annual Meeting of Shareholders.

Amendment and Termination
     The Board may terminate, suspend or amend the 2006 Directors Equity Plan at any time without shareholder approval, except as required by applicable law or to satisfy the requirements imposed by any securities exchange, market or other quotation system on or through which the Company’s securities are listed or traded. In addition, no termination, suspension or amendment may adversely affect any awards previously granted to a participant without his or her consent. Notwithstanding the foregoing, the Board may amend the 2006 Directors Equity Plan and any award agreement without additional consideration to the affected participants to the extent necessary to avoid penalties arising under Section 409A of the Internal Revenue Code.
Transferability
     In general, awards are not transferable, except by will or the laws of descent and distribution and, during a participant’s lifetime, may be exercised only by the participant or his or her guardian or legal representative. However, with the permission of the Board, a participant may transfer an award to a revocable inter vivos trust of which he or she is the settlor or certain other permitted transferees (as defined in the 2006 Directors Equity Plan).
U.S. Federal Income Tax Consequences
     The following is a brief summary of the general U.S. federal income tax consequences relating to the 2006 Directors Equity Plan. This summary is based on U.S. federal tax laws and regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the U.S. federal income tax laws.
     Options
     All options granted under the 2006 Directors Equity Plan will be non-qualified stock options. A participant will not recognize any taxable income when an option is granted and the Company will not receive a deduction at that time. However, in general, when an option is exercised, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the Common Shares that the participant purchased on the date of exercise over the exercise price. When an option is exercised, the Company will be entitled to a deduction equal to the ordinary income that the participant recognizes.
     Restricted Stock
     Unless a participant makes an election under Section 83(b) of the Internal Revenue Code (a “Code §83(b) election”), the participant will not recognize taxable income when restricted stock is granted and the Company will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the shares of restricted stock vest (e.g., the underlying Common Shares are freely transferable or are not subject to a substantial risk of forfeiture) equal to the fair market value of the underlying Common Shares at such time, less any consideration paid for the shares of restricted stock. The Company will be entitled to a deduction equal to the ordinary income that the participant recognizes. If a participant makes a Code §83(b) election, the participant will recognize ordinary income equal to the fair market value of the Common Shares subject to the restricted stock award on the grant date, and the Company will be entitled to a deduction equal to the ordinary income that the participant recognizes at that time. However, the participant will not recognize taxable income at the time the restricted stock vests. In addition, a participant may not take a tax deduction in connection with any forfeiture of restricted stock subject to a Code §83(b) election.
     Restricted Stock Units
     A participant will not recognize taxable income when restricted stock units are granted and the Company will not receive a deduction at that time. Instead, a participant will recognize ordinary income equal to the cash and/or fair market value of the Common Shares actually received in settlement of the restricted stock units, less any consideration paid for Common Shares received. The Company generally will be entitled to a deduction equal to the ordinary income that the participant recognizes at that time.

     SARs
     A participant will not recognize any taxable income when a SAR is granted and the Company will not receive a deduction at that time. When a SAR is exercised, a participant will recognize ordinary income equal to the cash and/or fair market value of the Common Shares actually received in settlement of the SAR. The Company will be entitled to a deduction equal to the ordinary income that the participant recognizes at that time.
     Whole Common Shares
     In general, a participant will recognize ordinary income equal to the fair market value of the Common Shares actually received and the Company will receive a deduction equal to the ordinary income that that participant recognizes at that time.
     Disposition of Common Shares Issued Under the 2006 Directors Equity Plan
     Generally, if a participant disposes of Common Shares issued under the 2006 Directors Equity Plan, the participant will recognize long-term or short-term capital gain or loss, depending on the length of time that the participant held the Common Shares. The Company will not have any tax consequences as a result of the participant’s disposition of such Common Shares.
     Section 409A
     Section 409A of the Internal Revenue Code (“Code §409A”), which was enacted in 2004, imposes certain restrictions on amounts deferred under non-qualified deferred compensation plans and a 20 percent excise tax on amounts that are subject to, but do not comply with, Code §409A. Code §409A includes a broad definition of non-qualified deferred compensation plans, which may extend to various types of awards granted under the 2006 Directors Equity Plan. However, the Internal Revenue Service has not finalized regulations describing the effect of Code §409A on the types of awards that may be issued under the 2006 Directors Equity Plan. The Board intends to administer the 2006 Directors Equity Plan and any award agreements to avoid or minimize the effect of Code §409A and, if necessary, will amend the 2006 Directors Equity Plan and any award agreement to comply with Code §409A before December 31, 2006 (or a later date specified by the U.S. Internal Revenue Service).
     IRS CIRCULAR 230 DISCLOSURE: In order to ensure compliance with requirements imposed by the U.S. Internal Revenue Service, readers are advised that any federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and it cannot be used, by any taxpayer for the purpose of (i) avoiding penalties that may be imposed under the Internal Revenue Code or (ii) promoting, marketing, or recommending to another person, any transaction or other matter addressed herein.
     Other Matters
     The Company is seeking shareholder approval of the 2006 Directors Equity Plan to comply with the requirements of applicable laws and the rules and regulations promulgated by the SEC and NYSE. If such shareholder approval is not obtained, the 2006 Directors Equity Plan will be null and void.
Recommendation and Vote to Approve the 2006 Directors Equity Plan
     The proposal to approve the 2006 Directors Equity Plan will be submitted to the shareholders in the form of the following resolution:
     RESOLVED, that the Worthington Industries, Inc. 2006 Equity Incentive Plan for Non-Employee Directors (the “2006 Directors Equity Plan”) as set forth in Appendix I to the Proxy Statement of the Company for the Annual Meeting of Shareholders held on September 27, 2006 be, and the same hereby is, approved.

     RESOLVED, that upon approval of the 2006 Directors Equity Plan, no additional awards will be granted under the Worthington Industries, Inc. 2000 Stock Option Plan for Non-Employee Directors.
The Company’s Board Recommends That Shareholders Vote For the Approval of the Worthington Industries, Inc. 2006 Equity Incentive Plan for Non-Employee Directors.
     Shareholder approval of the 2006 Directors Equity Plan will require the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of all then outstanding Common Shares, present in person or by proxy, and entitled to vote on the proposal; provided that the total vote cast on the proposal represents over 50% in interest of all Common Shares entitled to vote on the proposal. The effect of an abstention is the same as a “no” vote. Broker non-votes will not be counted in determining the number of Common Shares necessary for approval.
PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Company’s Board has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2007, and recommends that the shareholders vote for the ratification of that selection. KPMG LLP audited the Company’s consolidated financial statements and internal control over financial reporting as of and for the fiscal years ended May 31, 2006 and May 31, 2005. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.
     The selection of the Company’s independent registered public accounting firm is made annually by the Audit Committee. The Company has determined to submit the selection of the independent registered public accounting firm to the shareholders for ratification. Before selecting KPMG LLP, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for the Company and the audit scope.
Recommendation and Vote
The Audit Committee and the Board Recommend that Shareholders Vote For This Proposal.
     The affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of all then outstanding Common Shares, present in person or by proxy, and entitled to vote on the proposal, is required to ratify the selection of the independent registered public accounting firm. The effect of an abstention is the same as a “no” vote. Even if the selection of KPMG LLP is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of KPMG LLP and to engage another firm if the Audit Committee determines such action necessary or desirable. If the selection of KPMG LLP is not ratified, the Audit Committee of the Company’s Board will reconsider the selection.
AUDIT COMMITTEE MATTERS
     In accordance with the applicable SEC Rules, the Audit Committee has issued the following report:
REPORT OF THE AUDIT COMMITTEE FOR FISCAL 2006
     The Audit Committee oversees the Company’s financial and accounting functions, controls, reporting processes, and audits on behalf of the Board in accordance with the Audit Committee’s written charter and is responsible to provide independent, objective oversight of the integrity and quality of the Company’s consolidated financial statements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal auditors and independent registered public accounting firm and the annual independent audit of the Company’s consolidated financial statements. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements and the reporting process, including the establishment and maintenance of adequate internal control over financial reporting, and for the preparation of the annual report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for auditing the Company’s annual consolidated financial statements and expressing an opinion on the conformity of those statements with accounting principles generally accepted in the United States, issuing an attestation report on management’s assessment of the Company’s internal control over financial reporting, and reviewing the Company’s unaudited interim consolidated financial statements.
     In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended May 31, 2006 and discussed with management the quality, not just the acceptability, of the accounting principles as applied in the Company’s financial reporting, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the consolidated financial statements.
     The Audit Committee reviewed with KPMG the judgments of KPMG as to the quality, not just the acceptability, of the Company’s accounting principles; the consistency of the Company’s accounting principles and their application; the reasonableness of significant judgments; the clarity and completeness of the disclosures in the consolidated financial statements; and such other matters as are required to be discussed with the Audit Committee by auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 61, Communication With Audit Committees, as modified. In addition, the Audit Committee has discussed with KPMG the independence of that firm from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as modified. The Audit Committee has discussed with KPMG any relationships with or services to the Company that may impact the objectivity and independence of KPMG and the Audit Committee has satisfied itself as to the independence of KPMG.
     The Audit Committee discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits. The Audit Committee has also met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.
     In reliance on the reviews and discussions referred to above and the Audit Committee’s review of the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included (and the Board approved such inclusion) in the Annual Report on Form 10-K for the fiscal year ended May 31, 2006 for filing with the SEC. The Audit Committee has also selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2007, and recommends that the shareholders ratify such selection.

Audit Committee

Carl A. Nelson, Jr., Chair
Michael J. Endres
Sidney A. Ribeau
Mary Schiavo
PRE-APPROVAL OF SERVICES PERFORMED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Under applicable SEC Rules, the Audit Committee is to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to ensure that they do not impair the firm’s independence from the Company. The SEC Rules specify the types of non-audit services that independent registered public accounting firms may not provide to their audit clients and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.

     Consistent with applicable SEC Rules, the charter of the Audit Committee requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent registered public accounting firm to the Company or any of its subsidiaries. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee, and, if it does, the decision of that member or members must be presented to the full Audit Committee at its next regularly scheduled meeting.
     All requests or applications for services to be provided by the independent registered public accounting firm must be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC Rules governing auditor independence.
FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Fees billed for services rendered by KPMG for each of Fiscal 2006 and Fiscal 2005 were as follows:

Type of Fees	Fiscal 2006	Fiscal 2005
Audit Fees	$1,815,624	$1,955,778
Audit-Related Fees	—	—
Tax Fees	55,298	47,500
All Other Fees	—	—

	$1,870,922	$2,003,278

     All of the services rendered by KPMG to the Company and its subsidiaries during Fiscal 2006 and Fiscal 2005 were pre-approved by the Audit Committee.
     In accordance with the SEC’s definitions and rules, “Audit Fees” are fees for professional services rendered for the audit of the Company’s consolidated financial statements; the review of the interim consolidated financial statements included in the Company’s Form 10-Qs; the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; the attestation of management’s report on the effectiveness of internal control over financial reporting; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
     “Tax Fees” are for professional services rendered for tax compliance, tax advice and tax planning, and in Fiscal 2006 and Fiscal 2005 included fees for an international tax project.
     “Audit-Related Fees” are for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements that are not reported under “Audit Fees.” “All Other Fees” are for products and services not included in the first three categories.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
     The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports and proxy statements, proxy statements combined with a prospectus, or any information statements provided to shareholders) to households. This method of delivery, often referred to as “householding,” would permit the Company to send a single annual report and/or a single proxy statement to any household at which two or more different registered shareholders reside if the Company reasonably believes such shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts. In each case, the shareholder(s) must consent to the householding process in accordance with applicable SEC Rules. Each shareholder would continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information shareholders receive and reduces the Company’s expenses. The

Company may institute householding in the future and will notify registered shareholders affected by householding at that time.
     Many broker/dealers and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own Common Shares of the Company, you may have received householding information from your broker/dealer, financial institution, or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or the Company’s 2006 Annual Report, or if you wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.
SHAREHOLDER PROPOSALS
     Shareholders of the Company seeking to bring business before an annual meeting of shareholders (an “annual meeting”) or to nominate candidates for election as directors at an annual meeting must provide timely notice thereof in writing to the Company’s Secretary. Under Section 1.08(A) of the Company’s Code of Regulations, to be timely, a shareholder’s notice with respect to business to be brought before an annual meeting must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 30 days prior to an annual meeting. However, if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, the shareholder’s notice must be received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. In order for a shareholder’s notice to be in proper form, it must include: (a) a brief description of the business the shareholder desires to bring before an annual meeting; (b) the reasons for conducting the proposed business at an annual meeting; (c) the name and address of the proposing shareholder; (d) the number of Common Shares beneficially owned by the proposing shareholder; and (e) any material interest of the proposing shareholder in the business to be brought before an annual meeting. The requirements applicable to nominations are described above in “PROPOSAL 1: ELECTION OF DIRECTORS — Nominating Procedures.”
     A shareholder seeking to bring business before an annual meeting must also comply with all applicable SEC Rules. Under SEC Rule 14a-8 under the Exchange Act, proposals of shareholders intended to be presented at the Company’s 2007 Annual Meeting must be received by the Company no later than April 25, 2007 to be eligible for inclusion in the Company’s proxy materials relating to the 2007 Annual Meeting. Upon receipt of a shareholder proposal, the Company will determine whether or not to include the proposal in the proxy materials in accordance with applicable SEC Rules.
     The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Board. Generally, a proxy may confer discretionary authority to vote on any matters brought before an annual meeting, if the Company did not have notice of the matter at least 45 days before the date on which the Company first mailed its proxy materials for the prior year’s annual meeting, and a specific statement to that effect is made in the proxy statement or proxy card. If during the prior year, the Company did not hold an annual meeting, or if the date of the meeting has changed more than 30 days from the prior year, then notice must not have been received a reasonable time before the Company mails its proxy materials for the current year. Any written notice required as described in this paragraph must be given by July 9, 2006.
     Any written notice to be given with respect to matters set forth in the three prior paragraphs of this “SHAREHOLDER PROPOSALS” section should be sent to the Company’s Secretary, Dale T. Brinkman, Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085 or by fax to (614) 840-3706.
     The Company’s 2007 Annual Meeting is currently scheduled to be held on September 26, 2007.
FUTURE ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT
     Registered shareholders can further save the Company expense by consenting to electronically access, as appropriate, the proxy statement and annual report relating to future meetings of shareholders on the “Investor Relations” section of the Company’s web site at www.worthingtonindustries.com. You can choose this option by marking the “Electronic Access” box on your proxy card or by following the instructions provided when you submit your voting instructions electronically via the Internet or by telephone. If you choose this option, prior to each shareholder meeting, you will receive your proxy card in the mail, along with a notice of the meeting, instructions for electronically accessing the proxy statement and annual report, and instructions for voting via mail, telephone or the Internet. You may select the “Electronic Access” option for each account held in your name. Your choice will remain in effect unless you revoke it by contacting the Company’s transfer agent, National City Bank, at 1-800-622-6757 or by visiting the “Investor Relations” section of the Company’s web site at www.worthingtonindustries.com. You will be responsible for any fees or charges that you would typically pay for access to the Internet.
10-K REPORT
     Audited consolidated financial statements for Worthington Industries, Inc. and its subsidiaries for Fiscal 2006 are included in the 2006 Annual Report which is being delivered with this Proxy Statement. Additional copies of these financial statements and the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2006 (excluding exhibits) may be obtained, without charge, from the Company’s Investor Relations Department at 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Allison M. Sanders, Director of Investor Relations. The Form 10-K is also available on the Company’s web site at www.worthingtonindustries.com and is on file with the SEC, Washington, D.C. 20549.
OTHER BUSINESS
     As of the date of this Proxy Statement, the Board knows of no business that will be presented for action by the shareholders at the 2006 Annual Meeting other than that discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders properly comes before the 2006 Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgment in light of the conditions then prevailing, to the extent permitted under applicable law.
     The proxy card and this Proxy Statement have been approved by the Board and are being mailed and delivered to shareholders by its authority.

By Order of the Board of Directors,

/s/ Dale T. Brinkman,

Dated: August 23, 2006	Dale T. Brinkman,
Secretary

APPENDIX I
WORTHINGTON INDUSTRIES, INC.
2006 EQUITY INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS
1.00 PURPOSE
     The Plan is intended to foster and promote the long-term financial success of the Company and Related Entities and to increase shareholder value by [1] providing Participants an opportunity to acquire and maintain an ownership interest in the Company and [2] encouraging Participants to remain as directors of the Company and put forth the maximum efforts for the success of the Company and Related Entities.
2.00 DEFINITIONS
     When used in the Plan, the following words, terms and phrases have the meanings given to them in this section unless another meaning is expressly provided elsewhere in this document or clearly required by the context. When applying these definitions and any other word, term or phrase used in the Plan, the form of any definition or of any word, term or phrase will include any and all of its other forms.
     Act. The Securities Exchange Act of 1934, as amended, or any successor statute of similar effect, even if the Company is not subject to the Act.
     Annual Meeting. The annual meeting of the Company’s shareholders.
     Award. Any Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right or Whole Share granted under the Plan.
     Award Agreement. The written or electronic agreement between the Company and each Participant that describes the terms and conditions of each Award. If there is a conflict between the terms of the Plan and the terms of any Award Agreement, the terms of the Plan will govern.
     Board. The Company’s board of directors.
     Business Combination. A “change in control” as defined under Code §409A.
     Cause. Unless otherwise specified in the associated Award Agreement, removal from office for cause in accordance with Article SIXTH of the Company’s Amended Articles of Incorporation and the Ohio General Corporation Law.
     Change in Control. Unless otherwise specified in the associated Award Agreement, a “Change in Control” will occur when any Person (other than [1] the Company or any Related Entity, [2] any employee benefit plan of the Company or any Related Entity or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or [3] any Person who, on the Effective Date, is an Affiliate of the Company and owning in excess of ten percent of the outstanding Shares and the respective successors, executors, legal representatives, heirs and legal assigns of such Person), alone or together with its Affiliates and Associates, has acquired or obtained the right to acquire the beneficial ownership of 25 percent or more of Shares then outstanding. For purposes of this definition, “Affiliate” and “Associate” will have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Act.

     Code. The Internal Revenue Code of 1986, as amended or superseded after the Effective Date, and any applicable rulings or regulations issued under the Code.
     Company. Worthington Industries, Inc., an Ohio corporation, and any and all successors to it.
     Director. A person who, on an applicable Grant Date, [1] is an elected member of the Board (or has been appointed to the Board to fill an unexpired term and will continue to serve at the expiration of that term only if elected by shareholders) and [2] is not a person who performs services for the Company or any Related Entity as a common-law employee. A person’s status as a Director will be determined as of the Grant Date of each Award made to that person.
     Disability. Unless otherwise specified in the associated Award Agreement:
[1] With respect to the payment, exercise or settlement of any Award that is (or becomes) subject to Code §409A, “disabled” as defined under Code §409A; and
[2] With respect to a Participant’s right to exercise or receive settlement of any Award or with respect to the payment, exercise or settlement of any Award not described in subsection [1] of this definition, the inability, by reason of a medically determinable physical or mental impairment, to engage in substantial gainful activity, for a period of 180 days after its commencement and such condition, in the opinion of a physician selected by the Company and reasonably acceptable to the Participant or the Participant’s legal representative, is total and permanent.
     Effective Date. The date the Plan is approved by the Company’s shareholders. If the Company’s shareholders do not approve the Plan, this document will have no force or effect.
     Exercise Price. The amount, if any, a Participant must pay to exercise an Option or the amount upon which the value of a Stock Appreciation Right is based.
     Expiration Date. The last date that an Option or Stock Appreciation Right may be exercised.
     Fair Market Value. The value of one Share on any relevant date, determined under the following rules:
[1] If the Shares are traded on an exchange or recognized market or quotation system on which “closing prices” are reported, the reported “closing price” on the relevant date, if it is a trading day, otherwise on the next trading day;
[2] If the Shares are traded over-the-counter with no reported closing price, the mean between the highest bid and the lowest asked prices on the relevant date, if it is a trading day, otherwise on the next trading day; or
[3] If neither subsections [1] or [2] of this definition apply, the fair market value as determined by the Board in good faith and consistent with any applicable provisions under the Code.
     Grant Date. The date an Award is granted.
     Option. An Award granted under Section 6.00.
     Participant. Any Director to whom an Award has been granted and which is still outstanding.
     Person. Any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.
     Plan. The Worthington Industries, Inc. 2006 Equity Incentive Plan for Non-Employee Directors.

     Prior Plan. The Worthington Industries, Inc. 2000 Stock Option Plan for Non-Employee Directors, as amended September 25, 2003. Upon approval of the Plan by the Company’s shareholders, no further awards will be issued under the Prior Plan, although awards may be granted under the Prior Plan up to the date that the Company’s shareholders approve the Plan and the Prior Plan will remain in effect after the Company’s shareholders approve the Plan for purposes of determining any grantee’s right to awards issued under the Prior Plan before that date. If the Company’s shareholders do not approve the Plan, the Prior Plan will remain in effect until the expiration date, if any, specified in its governing documents.
     Related Entity. Any entity that is or becomes related to the Company through common ownership as determined under Code §414(b) or (c) but modified as permitted under rules issued under any Code section relevant to the purpose for which the definition is applied.
     Restricted Stock. An Award granted under Section 8.00.
     Restricted Stock Unit. An Award granted under Section 9.00.
     Restriction Period. The period over which the Board will determine if a Participant has met conditions placed on Restricted Stock or Restricted Stock Units.
     Retirement. Unless otherwise specified in the associated Award Agreement, the retirement of a Director from service on the Board after having [1] attained the age of 65 or [2] served at least nine years as a member of the Board, unless the Board specifies a shorter period of required service which will in no event be fewer than six years.
     Separation from Service. A “separation from service” as defined under Code §409A.
     Shares. Common shares, without par value, of the Company or any security of the Company issued in substitution, exchange or in place of these common shares.
     Stock Appreciation Right (“SAR”). An Award granted under Section 10.00.
     Termination. A termination of the Director’s service on the Board for any reason.
     Whole Share. An Award granted under Section 7.00.
3.00 PARTICIPATION
     3.01 Awards.
[1] Consistent with the terms of the Plan and subject to Section 3.01[2], the Board will [a] decide which Directors will be granted Awards and [b] establish the types of Awards to be granted and the terms and conditions relating to those Awards.
[2] The Board may establish different terms and conditions [a] for each type of Award, [b] for each Participant receiving the same type of Award and [c] for the same Participant for each Award received, whether or not those Awards are granted at different times.
[3] Subject to the limitations set forth in Section 4.04, in the sole discretion of the Board, and consistent with the terms and conditions of the Plan and applicable law, Awards also may be made in assumption of, or in substitution for, outstanding awards previously granted by the Company or any Related Entity or a company acquired by the Company or with which the Company combines.
     3.02 Conditions of Participation. By accepting an Award, each Participant agrees:
[1] To be bound by the terms of the Award Agreement and the Plan and to comply with other terms and conditions imposed on the Award; and

[2] That the Board may amend the Plan and any Award Agreement without any additional consideration to the extent necessary to avoid penalties arising under Code §409A, even if those amendments reduce, restrict or eliminate rights granted under the Plan or an outstanding Award Agreement.
4.00 ADMINISTRATION
     4.01 Duties. The Board is responsible for administering the Plan and has all powers appropriate and necessary to that purpose. Consistent with the Plan’s objectives, the Board may adopt, amend and rescind rules and regulations relating to the Plan and has complete discretion to make all other decisions necessary or advisable for the administration and interpretation of the Plan. Any action by the Board will be final, binding and conclusive for all purposes and upon all persons.
     4.02 Delegation of Duties. In its sole discretion, the Board may delegate any ministerial duties associated with the Plan to any person that it deems appropriate. However, the Board may not delegate any discretionary duties assigned to it or those duties that the Board is required to discharge to comply with applicable laws and regulations.
     4.03 Award Agreement. As soon as administratively feasible after the Grant Date, the Board will prepare and deliver an Award Agreement to each affected Participant. The Award Agreement will describe:
[1] The terms of the Award, including, to the extent applicable, [a] the type of Award, [b] when and how the Award may be exercised, [c] any Exercise Price associated with the Award and [d] how the Award will or may be settled; and
[2] To the extent different from the terms of the Plan, any other terms and conditions affecting the Award.
     4.04 Restriction on Repricing. No Award (including Options and SARs) may be “repriced.” For purposes of this restriction, “repricing” means any of the following or any other action that has the same effect: [1] lowering the Exercise Price of an Option or SAR after it is granted; [2] any other action that is treated as a repricing under generally accepted accounting principles; [3] canceling an Option or SAR at a time when its Exercise Price exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock or other Award, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction; or [4] any other action that has the effect of “repricing” an Award, as defined under the rules of the securities exchange or other recognized market or quotation system on which the Shares are then listed or traded.
5.00 LIMITS ON SHARES SUBJECT TO AWARDS
     5.01 Number of Authorized Shares. Subject to Section 5.03, the aggregate number of Shares reserved and available for Awards or which may be used to provide a basis of measurement for or to determine the value of an Award shall be:
     [1] 200,000 Shares, which Shares shall be available for any Award; and
     [2] The sum of the following, which shall be available only for Options:
     [a] 200,000 Shares; plus
     [b] The number of Shares that, on the Effective Date, are authorized and available to be granted under the Prior Plan, but which are not then subject to outstanding awards under the Prior Plan; plus

     [c] The number of Shares that, on the Effective Date, are subject to awards issued under the Prior Plan, but which are subsequently forfeited under the terms of the Prior Plan without receipt of any consideration.
     Shares described Section 5.01[1] may be subject to any Awards issued under the terms and conditions described in the Plan and Award Agreements issued under the Plan. Shares described Section 5.01[2] may only be subject to Options issued under the terms and conditions described in the Plan and Award Agreements issued under the Plan. Shares subject to Options shall be allocated to the Shares reserved and available for Options under Section 5.01[2] to the extent they are still available prior to being allocated to Shares available under Section 5.01[1].
     The Shares to be delivered under the Plan may consist, in whole or in part, of treasury Shares or authorized but unissued Shares not reserved for any other purpose.
     5.02 Adjustment in Number of Authorized Shares. As appropriate, the limits imposed under Sections 5.01 will be:
[1] Conditionally reduced by the number of Shares underlying each Award; and
[2] Absolutely reduced by [a] the number of Shares issued upon the exercise or settlement of an Award other than a SAR, [b] the number of Shares subject to each SAR however settled and [c] a number of Shares equal to [i] the cash amount paid by the Company upon the exercise or settlement of an Award (other than an Option or SAR) that, under the applicable Award Agreement, was originally to be settled in Shares, divided by [ii] the Fair Market Value of a Share on the date of that exercise or settlement transaction; and
[3] Increased by the number of Shares subject to (or associated with) any Award (or part of an Award) that, for any reason, is forfeited, cancelled, terminated, relinquished, exchanged or otherwise settled without issuing Shares or without the payment of cash or any other consideration.
     The number of Shares (if any) withheld to pay any Exercise Price or to satisfy any tax withholding obligation associated with the exercise or settlement of an Award (or part of an Award) will not be recredited to the number of authorized Shares.
     5.03 Adjustment in Capitalization. If, after the Effective Date, there is a Share dividend or Share split, recapitalization (including payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of Shares or other similar corporate change affecting Shares, the Board will appropriately adjust [1] the number of Shares that may be issued subject to Awards that may or will be granted to Participants during any period, [2] the aggregate number of Shares available for Awards or subject to outstanding Awards (as well as any Share-based limits imposed under the Plan), [3] the respective Exercise Price, number of Shares and other limitations applicable to outstanding or subsequently granted Awards and [4] any other factors, limits or terms affecting any outstanding or subsequently granted Awards.
6.00 OPTIONS
     6.01 Nature of Award. An Option gives a Participant the right to purchase a specified number of Shares if the terms and conditions described in the Plan and the associated Award Agreement (including paying the Exercise Price) are met before the Expiration Date. However, an Option will be forfeited to the extent that the applicable terms and conditions have not been met before the Expiration Date or to the extent that the Option is not exercised before the Expiration Date. All Options granted under this Section 6.00 will be nonqualified stock options and are not intended to meet the requirements of Code §422.
     6.02 Granting Options. At any time during the term of the Plan, the Board may grant Options to Directors. The Award Agreement associated with each Option grant will describe the Exercise Price, the Expiration Date (which may never be later than the tenth anniversary of the Grant Date), the first date that the Option may be exercised, procedures for exercising the Option and any other terms and conditions affecting the Option.

     6.03 Exercise Price. Except to the extent necessary to implement Section 3.01[3], each Option will bear an Exercise Price at least equal to the Fair Market Value of a Share on the Grant Date.
     6.04 Exercising Options. An Option may be exercised only if all applicable terms and conditions have been met before the Expiration Date and only by sending to the Board (or its designee) a completed exercise notice (in the form prescribed by the Board) along with payment of the Exercise Price in accordance with the method or methods described in the associated Award Agreement.
     6.05 Rights Associated With Options. Unless otherwise specified in the associated Award Agreement, a Participant will have no voting or dividend rights with respect to the Shares underlying an unexercised Option.
7.00 WHOLE SHARES
     At any time during the term of the Plan, the Board may grant Whole Shares to Directors. Whole Shares may be granted on any basis and subject to any terms and conditions that the Board believes to be appropriate.
8.00 RESTRICTED STOCK
     8.01 Nature of Award. Restricted Stock are Shares issued on the Award’s Grant Date which are subject to specified restrictions on transferability and forfeitability. Any restrictions on transferability and forfeitability will lapse at the end of the associated Restriction Period only if the terms and conditions specified in the Plan and the associated Award Agreement are met during the Restriction Period. However, Restricted Stock will be forfeited to the extent that applicable terms and conditions have not been met before the end of the Restriction Period.
     8.02 Granting Restricted Stock. At any time during the term of the Plan, the Board may grant Restricted Stock to Directors. The Award Agreement associated with each Restricted Stock grant will describe the terms and conditions that must be met during the Restriction Period if the Award is to be earned and settled and any other terms and conditions affecting the Restricted Stock.
     8.03 Earning Restricted Stock. Restricted Stock will be held by the Company as escrow agent and will be:
[1] Forfeited, if the applicable terms and conditions have not been met; or
[2] Released from escrow and distributed to the Participant as soon as administratively feasible after the last day of the Restriction Period, if the applicable terms and conditions have been met.
Any fractional Share of Restricted Stock will be settled in cash.
     8.04 Rights Associated With Restricted Stock. During the Restriction Period and unless otherwise specified in the associated Award Agreement:
[1] Each Participant to whom Restricted Stock has been issued may exercise full voting rights associated with that Restricted Stock; and
[2] Any dividends and other distributions paid with respect to such Restricted Stock will be held by the Company as escrow agent during the Restriction Period. At the end of the Restriction Period, such dividends or other distributions will be distributed to the affected Participant or forfeited as provided in Section 8.03 with respect to the Restricted Stock as to which they were paid. No interest or other accretion will be credited with respect to any dividends or other distributions held in this escrow account. If any dividends or other distributions are paid in Shares, those Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which such dividends or other distributions were paid.

9.00 RESTRICTED STOCK UNITS
     9.01 Nature of Award. Restricted Stock Units give a Participant the unfunded, unsecured right to receive a specified number of Shares (or cash equal to the Fair Market Value of those Shares) in the future if the terms and conditions described in the Plan and the associated Award Agreement are met during the Restriction Period. However, Restricted Stock Units will be forfeited to the extent that applicable terms and conditions have not been met before the end of the Restriction Period.
     9.02 Granting Restricted Stock Units. At any time during the term of the Plan, the Board may grant Restricted Stock Units to Directors. The Award Agreement associated with each Restricted Stock Unit grant will describe the terms and conditions that must be met during the Restriction Period if the Award is to be earned and settled, the form in which the Award will be settled if it is earned and any other terms and conditions affecting the Restricted Stock Units.
     9.03 Earning Restricted Stock Units. Restricted Stock Units will be:
[1] Forfeited, if the applicable terms and conditions have not been met; or
[2] Settled in the manner described in Section 9.04, if the applicable terms and conditions have been met.
     9.04 Settling Restricted Stock Units. As soon as administratively feasible after the applicable terms and conditions have been met, Restricted Stock Units will be settled [1] in full Shares equal to the number of Restricted Stock Units to be settled plus cash equal to the Fair Market Value of any fractional Share subject to a Restricted Stock Unit being settled, [2] for cash equal to the number of Restricted Stock Units to be settled, multiplied by the Fair Market Value of a Share on the settlement date, or [3] in a combination of Shares and cash computed under subsections 9.04[1] and [2]. The method of settling Restricted Stock Units will be described in the associated Award Agreement.
     9.05 Rights Associated With Restricted Stock Units. Unless specified otherwise in the associated Award Agreement, a Participant will have no voting or dividend rights with respect to the Shares underlying Restricted Stock Units that have not been settled.
10.00 STOCK APPRECIATION RIGHTS
     10.01 Nature of Award. A SAR gives a Participant the right to receive the difference between the Exercise Price of the SAR and the Fair Market Value of a Share on the date the SAR is exercised, but only if the terms and conditions described in the Plan and the associated Award Agreement are met before the Expiration Date. However, a SAR will be forfeited to the extent that applicable terms and conditions have not been met before the Expiration Date or to the extent that the SAR is not exercised before the Expiration Date.
     10.02 Granting SARs. At any time during the term of the Plan, the Board may grant SARs to Directors. The Award Agreement associated with each SAR grant will describe the Exercise Price, the Expiration Date (which may never be later than the tenth anniversary of the Grant Date), the first date that the SAR may be exercised, procedures for exercising the SAR, the form in which the SAR will be settled if the SAR is earned and any other terms and conditions affecting the SAR.
     10.03 Exercise Price. Except to the extent necessary to implement Section 3.01[3], each SAR will bear an Exercise Price at least equal to the Fair Market Value of a Share on the Grant Date.
     10.04 Exercising and Settling SARs. SARs may be exercised only if all applicable terms and conditions have been met before the Expiration Date and only by sending to the Board (or its designee) a completed exercise notice (in the form prescribed by the Board). As soon as administratively feasible after the SARs are exercised, SARs will be settled in [1] full Shares equal to [a][i] the difference between the Fair Market Value of a Share on the date the SARs are exercised and the Exercise Price, multiplied by [ii] the number of SARs being exercised, and divided by [iii] the Fair Market Value of a Share on the date the SARs are exercised, plus [b] cash equal to the Fair Market Value of any fractional Share subject to the SAR being exercised, [2] cash equal to [a] the difference between the Fair Market Value of a Share on the date the SARs are exercised and the Exercise Price, multiplied by [b] the number of SARs being exercised or [3] a combination of full Shares and cash computed under subsections 10.04[1] and [2]. The method of settling SARs will be specified in the associated Award Agreement.
     10.05 Rights Associated With SARs. Unless specified otherwise in the associated Award Agreement, a Participant will have no voting or dividend rights with respect to the Shares underlying an unexercised SAR.
11.00 TERMINATION/BUY OUT
     11.01 Effect of Termination on Awards. Unless specified otherwise in the associated Award Agreement or the Plan, the following treatment will apply to Awards upon a Termination:
[1] Death, Disability or Retirement. If a Participant Terminates due to death, Disability or Retirement:
[a] All Options and SARs then held by the Participant (whether or not then exercisable) will become fully vested and exercisable on the Termination date and may be exercised at any time before the earlier of [i] the Expiration Date specified in the Award Agreement or [ii] the third anniversary of the Termination date.
[b] All Restricted Stock and Restricted Stock Units granted to the Participant will become fully vested on the Termination date.
[c] All Whole Shares granted to the Participant will be subject to the terms and conditions, if any, described in the associated Award Agreement.
[2] Termination for Cause. If a Participant Terminates for Cause, all Awards that are outstanding (whether or not then exercisable) will be forfeited on the Termination date.
[3] Termination for any Other Reason. If a Participant Terminates for any reason not described in Section 11.01[1] or [2], [a] all Options and SARs that are outstanding on the Termination date and which are then vested and exercisable may be exercised at any time before the earlier of [i] the Expiration Date specified in the Award Agreement or [ii] the first anniversary of the Termination date and [b] all Options and SARs that are not then vested and exercisable and all other Awards that are outstanding will be forfeited on the Termination date. Notwithstanding the foregoing, the Board will have the right, in its sole discretion, to accelerate the vesting or exercisability of any Award upon a Participant’s Termination.
     11.02 Code §409A. Regardless of any other provision in the Plan or any Award Agreement, if a Participant’s Termination is not a Separation from Service, the payment, exercise or settlement of any Award subject to Code §409A will not be made or permitted before the Participant Separates from Service.
     11.03 Other Limits on Exercisability or Settlement. Unless otherwise specified in the associated Award Agreement or other written agreement between the Participant and the Company or any Related Entity and regardless of any other Plan provision, all Awards granted to a Participant that have not been exercised or settled will be forfeited if the Participant:
[1] Without the Board’s written consent, which may be withheld for any reason or for no reason, serves (or agrees to serve) as an officer, director, consultant or employee of any proprietorship, partnership, corporation, limited liability company or other entity or becomes the owner of a business or a member of a partnership that competes with the Company or a Related Entity or renders any service to entities that compete with the Company or a Related Entity or;
[2] Deliberately engages in any action that the Board concludes could harm the Company or any Related Entity.

     11.04 Buy Out of Awards. The Board, in its sole discretion, may offer to buy for cash or by substitution of another Award (but only to the extent that the offer and the terms of the offer do not, and on their face are not likely to, generate penalties under Code §409A, violate any other applicable law or violate the provisions of Section 4.04) any or all outstanding Awards held by any Participant, whether or not exercisable, by providing to that Participant written notice (“Buy Out Offer”) of its intention to exercise the rights reserved in this section and other information, if any, required to be included under applicable securities laws. If a Buy Out Offer is made, the Company will transfer to each Participant accepting the offer the value (determined under procedures adopted by the Board) of the Award to be purchased or exchanged. The Company will complete any buy out made under this section as soon as administratively feasible after the date of the Participant’s acceptance of the Buy Out Offer.
12.00 EFFECT OF BUSINESS COMBINATION OR CHANGE IN CONTROL
     Upon a Business Combination or a Change in Control, and unless otherwise specified in the associated Award Agreement, all of a Participant’s Awards will become fully vested and exercisable.
13.00 AMENDMENT AND TERMINATION OF PLAN AND AWARD AGREEMENTS
     13.01 Termination, Suspension or Amendment of the Plan. The Board may terminate, suspend or amend the Plan at any time without shareholder approval except to the extent that shareholder approval is required to satisfy requirements imposed by [1] applicable law or [2] any securities exchange, market or other quotation system on or through which the Company’s securities are listed or traded. Also, no termination, suspension or amendment may, without the consent of the affected Participant (and except as specifically provided in the Plan or the Award Agreement), adversely affect any Award granted before the termination, suspension or amendment. However, nothing in this section will restrict the Board’s right to amend the Plan without any additional consideration to affected Participants to the extent necessary to avoid penalties to the Participants arising under Code §409A, even if those amendments reduce, restrict or eliminate rights granted under the Plan or any Award Agreement before those amendments are adopted.
     13.02 Amendment and Termination of Award Agreements. Without the mutual, written consent of both the Company and the affected Participant, once issued, an Award Agreement may not be amended except as specifically provided in the Plan or the Award Agreement. However, nothing in this section will restrict the Board’s right to amend an Award Agreement without additional consideration to the affected Participant to the extent necessary to avoid penalties to the Participant arising under Code §409A, even if those amendments reduce, restrict or eliminate rights granted under the Award Agreement before those amendments are adopted.
14.00 MISCELLANEOUS
     14.01 Assignability. Except as described in this section or as provided in Section 14.02, an Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution and, during a Participant’s lifetime, may be exercised only by the Participant or the Participant’s guardian or legal representative. However, with the permission of the Board, a Participant or a specified group of Participants may transfer Awards to a revocable inter vivos trust of which the Participant is the settlor, or may transfer Awards to any member of the Participant’s immediate family, any trust, whether revocable or irrevocable, established solely for the benefit of the Participant’s immediate family, any partnership or limited liability company whose only partners or members are members of the Participant’s immediate family or an organization described in Code §501(c)(3) (“Permissible Transferees”). Any Award transferred to a Permissible Transferee will continue to be subject to all of the terms and conditions that applied to the Award before the transfer and to any other rules prescribed by the Board. A Permissible Transferee may not retransfer an Award except by will or the laws of descent and distribution and then only to another Permissible Transferee.
     14.02 Beneficiary Designation. Each Participant may name a beneficiary or beneficiaries (who may be named contingently or successively) to receive or to exercise any vested Award that is unpaid or unexercised at the Participant’s death. Unless otherwise provided in the beneficiary designation, each designation made will revoke all prior designations made by the same Participant, must be made on a form prescribed by the Board and will be effective only when filed in writing with the Board. If a Participant has not made an effective beneficiary designation, the deceased Participant’s beneficiary will be his or her surviving spouse or, if none, the deceased Participant’s estate. The identity of a Participant’s designated beneficiary will be based only on the information included in the latest beneficiary designation form completed by the Participant and will not be inferred from any other evidence.
     14.03 No Guarantee of Continuing Services. Except as otherwise specified in the Plan, nothing in the Plan may be construed as:
     [1] Conferring on any Participant any right to continue as a Director;
     [2] Guaranteeing that any Director will be selected to be a Participant; or
     [3] Guaranteeing that any Participant will receive any future Awards.
     14.04 Tax Withholding. The Company will withhold or collect any amount required to be remitted by the Company in advance payment of any taxes associated with the vesting, exercise or settlement of any Award. Subject to Code §409A, this amount may be [1] withheld from other amounts due to the Participant, [2] withheld from the value of any Award being settled or any Shares being transferred in connection with the exercise or settlement of an Award or from any compensation or other amount owing to the Participant or [3] collected directly from the Participant.
     14.05 Indemnification. Each individual who is or was a member of the Board (or to whom any duties have been delegated under Section 4.02) is entitled, in good faith, to rely on or to act upon any report or other information furnished by any executive officer, other officer or other employee of the Company or any Related Entity, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Board members (and any person to whom any duties have been delegated under Section 4.02) and any officer of the Company or any Related Entity acting at the direction or in behalf of the Board or a delegee will not be personally liable for any action or determination taken or made in good faith with respect to the Plan and will, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any act or determination just described.
     14.06 No Limitation on Compensation. Nothing in the Plan is to be construed to limit the right of the Company or any Related Entity to establish other plans or to pay compensation to its directors, in cash or property, in a manner not expressly authorized under the Plan.
     14.07 Requirements of Law. The grant of Awards and the issuance of Shares will be subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system. Certificates for Shares delivered under the Plan may be subject to any stock transfer orders and other restrictions that the Board believes to be advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or other recognized market or quotation system upon which the Shares are then listed or traded, or any other applicable federal or state securities law. The Board may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this section.
     14.08 Governing Law. The Plan, and all agreements and notices hereunder, will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of Ohio.
     14.09 No Impact on Benefits. Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.
     14.10 Term of the Plan. The Plan will be effective on the Effective Date. Subject to Section 13.00, the Plan will terminate on the date following the tenth Annual Meeting at which Directors are elected succeeding the Effective Date; provided, however, that any Award outstanding on the day the Plan is terminated will continue to have force and effect in accordance with the provisions of the Plan and the Award Agreement.

     14.11 Rights as Shareholders. Unless otherwise specified in the associated Award Agreement or as otherwise specifically provided in the Plan, Shares acquired through an Award [1] will bear all dividend and voting rights associated with all Shares and [2] will be transferable, subject to applicable federal securities laws, the requirements of any national securities exchange or other recognized market or quotation system on which Shares are then listed or traded or any blue sky or state securities laws.
     14.12 Successors. The Plan will be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of the Participant and the executor, administrator or trustee of the estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

c/o National City Bank
Shareholder Services Operations
LOC 5352
P. O. Box 94509
Cleveland, OH 44101-4509

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Please mark, sign and date your Proxy Card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

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on September 26, 2006, to be counted in the final tabulation.
If you vote by telephone or Internet, please do not mail your Proxy Card.

è
To Vote by Mail, you must sign and date the Proxy Card below.
ê     Please fold and detach card at perforation before mailing.    ê

Worthington Industries, Inc.	Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WORTHINGTON INDUSTRIES, INC. PLEASE SIGN AND DATE THIS PROXY CARD ON THE LINES BELOW AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
The undersigned hereby constitutes and appoints John P. McConnell, John S. Christie and Dale T. Brinkman, and each of them, the lawful agents and proxies of the undersigned to attend the Annual Meeting of Shareholders of Worthington Industries, Inc. (the “Company”), to be held at Worthington Industries Headquarters located at 200 Old Wilson Bridge Road, Columbus, Ohio 43085, on Wednesday, September 27, 2006, at 2:00 p.m., Eastern Daylight Time, and any adjournment, and to vote all of the Common Shares of the Company that the undersigned is entitled to vote at such Annual Meeting or any adjournment.
All Proxies previously given or executed by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the September 27, 2006 meeting and the Company’s 2006 Annual Report.

Signature

Joint Owner Signature

Date:	,	2006

Please sign your name exactly as it appears on this Proxy Card. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, an authorized officer should sign in full corporate name. If shareholder is a partnership or other entity, an authorized person should sign in the entity’s name. If the Common Shares represented by this Proxy are held in joint tenancy, both holders must sign this Proxy Card.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
WEDNESDAY, SEPTEMBER 27, 2006, AT 2:00 P.M. EDT
WORTHINGTON INDUSTRIES, INC.
200 OLD WILSON BRIDGE ROAD
COLUMBUS, OHIO 43085
A live audio webcast will be available via Internet link at
www.worthingtonindustries.com and will be archived for 90 days.
ê Please fold and detach card at perforation before mailing. ê

Worthington Industries, Inc.	Proxy

The Common Shares represented by this Proxy, when properly executed, will be voted or not voted as specified. If no choice is indicated, the Common Shares represented by this Proxy, when properly executed, will be voted FOR each of Proposals 1 and 3 and, if permitted by applicable law, FOR Proposal 2. If any other matters are properly brought before the Annual Meeting, or if any nominee for election as a director named in the Proxy Statement is unable to serve, or for good cause will not serve, as a candidate for election as a director, the Common Shares represented by this Proxy will be voted in the discretion of the individuals designated to vote this Proxy, to the extent permitted by applicable law, on such matters or for such substitute nominee(s) as the directors may recommend.

1.	Election of four directors, each for a term of three years, expiring in 2009.		☐	For All Nominees	☐	Withheld From All Nominees
	Nominees:	(1) John B. Blystone	☐

		(2) William S. Dietrich, II		For All Nominees Except the Individual(s) Named on the Line Above
(3) Carl A. Nelson, Jr.
(4) Sidney A. Ribeau

2.	Approval of the Worthington Industries, Inc. 2006 Equity Incentive Plan	☐	For	☐	Against	☐	Abstain
for Non-Employee Directors.
3.	Ratification of the selection of KPMG LLP as the independent registered	☐	For	☐	Against	☐	Abstain
public accounting firm of the Company for the fiscal year ending May 31,
2007.
The undersigned shareholder(s) authorize the individuals designated to vote this Proxy, to vote, in their discretion, to the extent permitted by applicable law, on such other business (none known by the Company at the time of solicitation of this Proxy) as may properly come before the Annual Meeting and any adjournment.

☐	Mark here if you plan to attend the Annual Meeting.	☐	Electronic Access: Mark here if you consent to access future annual reports and proxy statements via the Internet.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE